EXHIBIT 10.3

EXECUTION VERSION

SENIOR INTERIM LOAN AGREEMENT

among

AVIS BUDGET HOLDINGS, LLC,

AVIS BUDGET CAR RENTAL, LLC,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

and

CITIBANK, N.A.,
as Co-Syndication Agents,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
THE BANK OF NOVA SCOTIA

and

THE ROYAL BANK OF SCOTLAND PLC,
as Co - Documentation Agents,

Dated as of September 22, 2011

  MORGAN STANLEY SENIOR FUNDING, INC.,
CITIGROUP GLOBAL MARKETS INC.,
CREDIT AGRICOLE SECURITIES (USA) INC.,
THE BANK OF NOVA SCOTIA
 AND
RBS SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Other Definitional Provisions	27
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS	28
2.1 Interim Loan Commitments	28
2.2 Procedure for Borrowing	28
2.3 Repayment of Loans	28
2.4 [Reserved]	28
2.5 [Reserved]	28
2.6 [Reserved]	28
2.7 [Reserved]	28
2.8 Fees, etc	28
2.9 Termination or Reduction of Commitments	28
2.10 Optional Prepayments	29
2.11 Mandatory Prepayments	29
2.12 Conversion and Continuation Options	30
2.13 Limitations on Eurocurrency Tranches	30
2.14 Interest Rates and Payment Dates	30
2.15 Computation of Interest and Fees	31
2.16 Inability to Determine Interest Rate	31
2.17 Pro Rata Treatment and Payments	31
2.18 Requirements of Law	32
2.19 Taxes	33
2.20 Indemnity	33
2.21 Change of Lending Office	36
2.22 Replacement of Lenders	36
2.23 Defaulting Lenders	37
2.24 Permanent Refinancing	38
2.25 AHYDO	40
SECTION 3. [RESERVED]	40
SECTION 4. REPRESENTATIONS AND WARRANTIES	40
4.1 Financial Condition	40
4.2 No Change	41
4.3 Existence; Compliance with Law; Power	41
4.4 Authorization; Enforceable Obligations	41
4.5 No Legal Bar	41
4.6 Litigation	42
4.7 No Default	42

4.8 Ownership of Property; Liens	42
4.9 Intellectual Property	42
4.10 Taxes	42
4.11 Federal Regulations	42
4.12 ERISA	42
4.13 Investment Company Act; Other Regulations	43
4.14 Subsidiaries	43
4.15 Use of Proceeds	43
4.16 Accuracy of Information, etc	43
SECTION 5. CONDITIONS PRECEDENT	44
5.1 Commitment Effective Date	44
5.2 Initial Funding Date	45
5.3 Certain Funds	46
5.4 Acceptance of Proceeds	47
5.5 Officer’s Certificate	47
SECTION 6. AFFIRMATIVE COVENANTS	47
6.1 Financial Statements	47
6.2 Certificates; Other Information	48
6.3 Payment of Obligations	49
6.4 Maintenance of Existence; Compliance	49
6.5 Maintenance of Property; Insurance	49
6.6 Inspection of Property; Books and Records; Discussions	49
6.7 Notices	49
6.8 Environmental Laws	50
6.9 Maintenance of Ratings	50
6.10 [Reserved]	50
6.11 Use of Proceeds	50
6.12 Scheme Affirmative Covenants	50
6.13 Existing Debt Repayment	51
6.14 Additional Guarantors	51
6.15 Second Lien Security Documents	52
SECTION 7. NEGATIVE COVENANTS	52
7.1 [Reserved]	52
7.2 Indebtedness	52
7.3 Liens	54
7.4 Fundamental Changes	56
7.5 Disposition of Property	57
7.6 Restricted Payments	58
7.7 Investments	59
7.8 Optional Payments and Modifications of Certain Agreements	61
7.9 Transactions with Affiliates	62

7.10 Sales and Leasebacks	62
7.11 Changes in Fiscal Periods	62
7.12 Clauses Restricting Subsidiary Distributions	63
7.13 Lines of Business	63
7.14 Business Activities of Holdings	63
7.15 Scheme Negative Covenants	64
7.16 Specified Negative Covenants	67
SECTION 8. EVENTS OF DEFAULT	67
SECTION 9. THE AGENTS	67
9.1 Appointment	67
9.2 Delegation of Duties	67
9.3 Exculpatory Provisions	67
9.4 Reliance by Administrative Agent	67
9.5 Notice of Default	68
9.6 Non-Reliance on Agents and Other Lenders	68
9.7 Indemnification	68
9.8 Agent in Its Individual Capacity	69
9.9 Successor Administrative Agent	69
9.10 Co-Documentation Agents and Co-Syndication Agents	69
SECTION 10. MISCELLANEOUS	69
10.1 Amendments and Waivers	69
10.2 Notices	71
10.3 No Waiver; Cumulative Remedies	72
10.4 Survival of Representations and Warranties	72
10.5 Payment of Expenses and Taxes	72
10.6 Successors and Assigns; Participations and Assignments	73
10.7 Adjustments; Set-off	76
10.8 Counterparts	76
10.9 Severability	76
10.10 Integration	76
10.11 GOVERNING LAW	77
10.12 Submission To Jurisdiction; Waivers	77
10.13 Judgment	77
10.14 Acknowledgements	77
10.15 Releases of Guarantees	78
10.16 Confidentiality	78
10.17 WAIVERS OF JURY TRIAL	78
10.18 USA Patriot Act	79

SCHEDULES:

1.1A	Commitments
1.1B	Excluded Subsidiaries
1.1D	Separation Agreement
1.1E	Tax Sharing Agreement
4.4	Consents, Authorizations, Filings and Notices
4.9	Intellectual Property Matters
4.14	Subsidiaries
4.15	Sources and Uses
7.2(f)	Existing Indebtedness
7.3(g)	Existing Liens
7.5(h)	Dispositions
7.7(k)	Investments
7.9	Permitted Transactions
7.12	Certain Agreements

EXHIBITS:

A	Form of Exchange Notice
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Kirkland & Ellis LLP
F	Form of Exemption Certificate

ANNEXES:

A	Form of Fleet Financing Forecast

SENIOR INTERIM LOAN AGREEMENT (this “Agreement”), dated as of September 22, 2011, among AVIS BUDGET HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), AVIS BUDGET CAR RENTAL, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. and CITIBANK, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, THE BANK OF NOVA SCOTIA and THE ROYAL BANK OF SCOTLAND PLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent.

Pursuant to the Implementation Agreement, dated as of June 14, 2011 (together with schedules and exhibits thereto, the “Scheme Acquisition Agreement”) by and between AE Consolidation Limited (Company number 7666089), a limited liability company formed under the laws of England and Wales (“Bidco”) and Avis Europe plc (Company number 3311438), a public limited company incorporated under the laws of England and Wales (the “Target”), Bidco has agreed to acquire (the “Acquisition”) all of the Target Shares, to be effected by way of a Scheme or, if a Conversion Notice has been delivered, an Offer and subsequent purchases thereof.

In connection with the Acquisition, the Borrower has requested the Lenders to extend credit to the Borrower in the form of Interim Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below) in an aggregate amount not to exceed $580,000,000.

The proceeds of the Interim Loans, together with (i) a portion of cash on hand of the Borrower, (ii) the proceeds of the issuance and sale of Securities and (iii) the proceeds of the issuance of Incremental Term Loans will be used to pay the Acquisition Consideration and the Transaction Expenses.

The Lenders are willing to extend such Interim Loans on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                       DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABG”: Avis Budget Group, Inc., a Delaware corporation.

“ABG Convertible Notes”: 3.50% convertible senior notes due in 2014 issued by ABG or any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such convertible senior notes.

“ABG Escrow Agreement”: the escrow agreement dated June 13, 2011 between, amongst others, ABG, Citigroup Global Markets Limited, Morgan Stanley & Co. Limited and Citibank, N.A. London Branch.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b)(i) the Federal Funds Effective Rate in effect on such day plus (ii) ½ of 1% and (c)(i) the Eurocurrency Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1%; provided that ABR shall, in any event, be at all times no less than 2.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes hereof:  (1) “Prime Rate” shall mean the rate of interest per annum published from time to time by The Wall Street Journal as the “prime rate” for the United States; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective (provided that if the Wall Street Journal is not published on a date for which the Prime Rate must be determined, reference shall be made to the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published) (it being understood that the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available) and (2) the Eurocurrency Rate for any day shall be based on the rate per annum appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period), determined as of approximately 11:00 a.m. (London, England time), on such date.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Condition”: if a Conversion Notice has been delivered, the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances (as set out in the Offer Press Release and which shall not be less than 75% of the Target Shares outstanding).

“Acquisition”: as defined in the preliminary statements to this Agreement.

“Acquisition Conditions Precedent”: the conditions listed in paragraphs 1 and 2 of Part A of Part 3 of the Scheme Circular or, if a Conversion Notice has been delivered, the corresponding conditions precedent in the Offer Press Release to the extent applicable.

“Acquisition Consideration”: an aggregate amount required to consummate the Acquisition, exclusive of all fees and expenses.

“Acquisition Documentation”: the Scheme Documentation or, if a Conversion Notice has been delivered, the Offer Document.

“AESOP Base Indenture”:  the Second Amended and Restated Base Indenture, dated as of June 3, 2004, between the AESOP Issuer and the AESOP Trustee, as amended, modified or supplemented from time to time.

“AESOP Financing Program”:  the transactions contemplated by the AESOP Base Indenture, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith, and any successor program.

“AESOP Indebtedness”:  any Indebtedness incurred pursuant to the AESOP Financing Program.

“AESOP Issuer”:  Avis Budget Rental Car Funding (AESOP) LLC.

“AESOP Trustee”:  The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee under the AESOP Base Indenture.

“Administrative Agent”:  Morgan Stanley Senior Funding, Inc., together with its affiliates, as the arranger of the Interim Loan Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Additional Foreign Vehicle Indebtedness”:  as defined in the definition of “Consolidated Total Debt.”

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Agents”:  the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, (a) prior to the Initial Funding Date, an amount equal to the Interim Loan Commitments of such Lender and (b) thereafter, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”: (i) for each Interim Loan, the rate per annum equal to (a) 7.50% for Eurocurrency Loans and (b) 6.50% for ABR Loans, in each case subject to adjustment as follows:  if the Loans are not paid within the three-month period following the Initial Funding Date, the Applicable Margin shall increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter, subject to the Total Cap (as defined in the Fee Letter) and (ii) for each Extended Term Loan, the rate per annum equal to the Total Cap.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (j), (k), (l), (m) or (o) of Section 7.5) that yields gross proceeds to any Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25,000,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Avis Budget Finance”:  Avis Budget Finance, Inc., a Delaware corporation.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Bidco”: as defined in the preliminary statements to this Agreement.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Escrow Agreement”: the escrow agreement dated as of the date hereof, 2011 between, amongst others, the Borrower, Citigroup Global Markets Limited, Morgan Stanley & Co. Limited and Citibank, N.A. London Branch.

“Bridge Commitment Fee”: as defined in Section 2.8(a).

“Budget”:  as defined in Section 6.2(c).

“Budget Truck Division”:  the truck rental business of Budget Rent A Car System, Inc. and its Subsidiaries.

“Business Day”:  any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank market.

“Canadian Securitization Entity”: WTH Funding Limited Partnership, WTH Car Rental Limited Partnership, each an Ontario limited partnership, and any other special purpose entity formed for the purpose of engaging in vehicle financing in Canada including, without limitation, any other partnerships formed from time to time and each of the special purpose entities that may be partners in WTH Funding Limited Partnership, WTH Car Rental Limited Partnership or in any other such partnerships.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Confirmation”: the letter among the Borrower, ABG, Avis Budget Holdings, LLC Bidco, Citigroup Global Markets Limited and Morgan Stanley & Co. Limited, relating to, among other things, the proceeds of certain additional loans incurred by the Borrower, and the procedures to be implemented in respect thereof, as amended, supplemented or modified from time to time.

“Cash Equivalents”:  any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the federal government of the United States or any Member State or any agency or instrumentality thereof maturing not in excess of twelve months from the date of acquisition, (b) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (c) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (ii) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (a) above, (d) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940, as amended, (e) municipal securities: (i) for which the pricing period in effect is not more than twelve months long and (ii) rated at least “P-1” by Moody’s or “A-1” by S&P and (f) foreign investments substantially comparable to the investments described in clauses (b), (c), (d) and (e) above in connection with managing cash of any Subsidiary having operations in a foreign country.

“Cash Items Cap”: as defined in the definition of “Consolidated EBITDA”.

“Certain Funds Covenant”: solely in relation to the Borrower and Bidco only (and, for the avoidance of doubt, excluding any other Group Member, Target and its Subsidiaries), the covenants set forth in Sections 7.3, 7.4, 7.5, 7.6, 7.11, 7.15 (other than clause (c) thereof), 7.16 and  6.12 (other than clauses (c), (f), (g) and (h) thereof), and in the case of Bidco only (and, for the avoidance of doubt, excluding any other Group Member, Target and its Subsidiaries), the covenants set forth in Sections 7.2, 7.8 and 7.9.

“Certain Funds Default”: any Event of Default, in each case relating to the Borrower and Bidco only (and, for the avoidance of doubt excluding any other Group Member, Target and its Subsidiaries), arising under clauses (a) and (f) of Section 8.

“Certain Funds Period”: the period from and including the Commitment Effective Date and ending on the earliest of:

(a)	if (i) the Scheme Effective Date or, as the case may be, Offer Unconditional Date has not occurred by the Long Stop Date and (ii) paragraph (d) below does not apply, the Long Stop Date;

(b)
the date on which the Scheme lapses or is withdrawn (other (i) than in connection with the conversion of the Scheme into an Offer or (ii) if paragraph (d) below applies) or, if an Offer is made, the date on which the Offer lapses, terminates or is withdrawn in accordance with its terms;

(c)	the date which falls:

(i)	if the Acquisition is effected by way of a Scheme, 15 days after the Scheme Effective Date; or

(ii)	if the Acquisition is effected by way of an Offer (other than as contemplated by paragraph (d) below), 60 days after the Offer Unconditional Date, or if Bidco has sent to minority shareholders notices pursuant to section 979 of the Companies Act before such date, such longer period as is necessary to enable Bidco to acquire the remaining Target Shares pursuant to the squeeze-out procedures under Chapter 3 of Part 28 of the Companies Act; provided that the Certain Funds Period shall in any event end on the date that is 102 days after the Offer Unconditional Date, unless such 102nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date; and

(d)
if the Scheme fails to become effective due to not receiving the requisite Target shareholder or court approval and ABG or any of its Subsidiaries (including Bidco) launches an Offer by virtue of the requirements imposed on ABG or any of its Subsidiaries (including Bidco), pursuant to the irrevocable undertaking to vote in favor of the Scheme and/or accept the Offer given by the Target’s majority shareholder on June 13, 2011, the date which falls 42 days after the launch of such Offer by publication of an Offer Document (unless such 42nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date).

“Change in Control”: (a) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Commitment Effective Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of ABG on a fully diluted basis at any time or (b) if at any time, individuals who at the Commitment Effective Date constituted the board of directors of ABG (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of ABG, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Commitment Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of ABG, (c) ABG shall cease to own, directly or through one or more Wholly-Owned Subsidiaries, all of the capital stock of Holdings, free and clear of any direct or indirect Liens (other than statutory Liens) or (d) Holdings shall cease to directly own all of the capital stock of the Borrower, free and clear of any direct or indirect Liens (other than statutory Liens or Liens created by the Security Documents).

“Clean-up Period”: as defined in Section 8.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”:  as defined in the preamble hereto.

“Co-Syndication Agent”:  as defined in the preamble hereto.

“Collateral”:  as defined in the Existing Credit Agreement.

“Commitment Effective Date”: the date on which the conditions precedent set forth in Section 5.1 hereof are satisfied.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Companies Act”: the Companies Act of 2006 of England and Wales, as amended.

“Companies House”: the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memoranda”: one or more confidential information memoranda and other materials, in each case in form and substance customary for transactions of this type (including disclosure limitations in compliance with the requirements of the Takeover Panel as set out in Practice Statement No. 25 (Debt Syndication During Offer Periods)) and otherwise reasonably satisfactory to both the Lead Arrangers and the Borrower, to be used in connection with the syndication of the Facility provide herein.

“Consolidated EBITDA”:  without duplication, for any period, Consolidated Net Income plus

(a)	provision for taxes based on income;

(b)	depreciation expense (excluding any such expense attributable to depreciation of Eligible Assets);

(c)	Consolidated Total Interest Expense;

(d)	amortization expense (excluding any such expense attributable to amortization of Eligible Assets);

(e)	non-cash stock option and restricted stock grant expense;

(f)
(i) separation, integration, restructuring and severance cash items and (ii) other extraordinary, unusual, exceptional or non-recurring cash items, in the case of each of (i) and (ii) in an aggregate amount not to exceed $75,000,000 in any period of four consecutive fiscal quarters (the “Cash Items Cap”); provided that, upon consummation of the Acquisition, to the extent paid or incurred in connection with the Acquisition, the Cash Items Cap shall be increased by an additional $75,000,000 for any period ended after the date of the consummation of the Acquisition through the eighth full fiscal quarter immediately following the date of the consummation of the Acquisition.

(g)	other unusual or non-recurring non-cash expenses or losses, including fees, expenses and charges associated with the transactions contemplated by the Separation Agreement;

(h)	unrealized losses from interest rate, foreign exchange and gasoline Swap Agreements;

(i)
any other non-cash charges and expenses (including amortization of deferred financing fees), in the case of each of (a)-(h) above, to the extent such items are reflected as a charge in the calculation of Consolidated Net Income for such period;

(j)	fees, expenses and transaction costs paid or incurred in connection with the Acquisition and the financing thereof, whether or not successful;

(k)	[reserved];

(l)
the amount of cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized not later than the end of the sixth full fiscal quarter immediately following the date of the consummation of the Acquisition in connection with the Acquisition as a result of specified actions taken or with respect to which substantial steps have been taken by the Borrower (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a certificate signed by a Responsible Officer shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.2(b), certifying that such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of the Borrower, (B) the aggregate amount of cost savings, operating expense reductions and projected synergies added pursuant to this clause (l) shall not exceed $70,000,000 in the aggregate during the term of this Agreement, (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (l) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (D) projected amounts (and amounts not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (l) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies;

(m)	[reserved]; and

(n)	fees and expenses paid or incurred in connection with any other Investment, Material Disposition, issuance or amendment of Indebtedness or Capital Stock, whether or not successful.

Notwithstanding the foregoing, in calculating Consolidated EBITDA for any period, pro forma effect shall be given to (i)(A) any non-recurring gains (losses) on business unit dispositions outside the ordinary course of business and (B) any unusual or non-recurring non-cash income, in the case of each of (A) and (B) above, to the extent such items are reflected as income (losses) in the calculation of Consolidated Net Income for such period and (ii) any cash payments made during such period in respect of items described in clause (g) and (h) above subsequent to the fiscal quarter in which the relevant non-cash expenses or non-cash or unrealized losses were reflected as a charge in the calculation of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during or following such Reference

Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during or following such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means the Acquisition and any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property under Section 7.5(f), (g) or (h) that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Financial Statements”:  as defined in Section 4.1(b).

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP; provided that there shall be excluded (i) income (loss) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Subsidiaries by such Person during such period, (ii) any extraordinary after-tax gains, (iii) any extraordinary pretax losses and expenses, (iv) any unusual pretax non-cash losses and expenses and (v) any income (loss) for such period from discontinued operations in accordance with GAAP.

“Consolidated Secured Debt”:  at any date, the sum of the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Subsidiaries.

“Consolidated Secured Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of (a) all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP plus (b) the aggregate principal amount of the ABG Convertible Notes outstanding at such date; provided that, for purposes of this definition, Indebtedness shall not include (i)(x) Securitization Indebtedness, (y) AESOP Indebtedness  or (z) Recourse Vehicle Indebtedness up to $1,000,000,000, (ii) the aggregate undrawn amount of outstanding letters of credit, (iii) obligations under Swap Agreements or (iv) without duplication of Indebtedness referred in clauses (a)(i)(x) and (a)(i)(z) above, any other obligations under long-term finance leases in respect of Eligible Assets entered into by Foreign Subsidiaries, including any Capital Lease Obligations of any such Foreign Subsidiary and any Guarantee Obligations in respect of such Capital Lease Obligations (collectively, “Additional Foreign Vehicle Indebtedness”).  In addition, for purposes of this definition, the amount of (A) Indebtedness of the Borrower and its Subsidiaries at any date shall be reduced (but not to less than zero) by the amount of Excess Cash and (B) the ABG Convertible Notes at any date shall be reduced (but not to less than zero) by the amount of (1) cash and Cash Equivalents of ABG at such date and (2) the amount of any Indebtedness owed to ABG by the Borrower and its subsidiaries at such date.

“Consolidated Total Interest Expense”:  for any period, without duplications (a) total interest expense paid or payable in cash (including that properly attributable to Capital Lease Obligations) plus, (b)(x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs, in each case, of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under interest rate Swap Agreements minus, (c) without duplication, any interest income of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP during such period (other than interest income earned on any Related Eligible Assets).  Notwithstanding the foregoing, interest expense in respect of any (i) Securitization Indebtedness, (ii) AESOP Indebtedness, (iii) Recourse Vehicle Indebtedness, in an amount, for this clause (iii), up to $1,000,000,000, or (iv) Additional Foreign Vehicle Indebtedness, shall not be included in Consolidated Total Interest Expense.  For purposes of calculating Consolidated Total Interest Expense related to Recourse Vehicle Indebtedness for any period, such amount shall be equal to the product of the following formula on the date of determination to the extent that the amount of Recourse Vehicle Indebtedness exceeds $1,000,000,000 at any time during such period:

Recourse Vehicle Indebtedness – $1,000,000,000	x	total interest expense on Recourse Vehicle Indebtedness
Recourse Vehicle Indebtedness

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Fee”: as defined in Section 2.8(a).

“Conversion Notice”: a written notice given by Bidco (or ABG or the Borrower) to the Administrative Agent at any time prior to the Scheme Effective Date and after the Scheme has been terminated or abandoned if Bidco intends to switch from the Scheme to launch an Offer.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless such requirement to fund such Loan is based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent  in writing to that effect, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations generally under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations generally under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control,” or an Asset Sale) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control,” or an Asset Sale), in whole or in part, in each case on or prior to the Final Maturity Date.

“Dollars” and “$”:  the lawful money of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia, but excluding any Subsidiary substantially all the assets of which consists of stock of a Foreign Subsidiary.

“Eligible Assets”:  any of the following and any proceeds thereof: (a) assets (and interests in assets) that are of the type described as “assets under vehicle programs” in the consolidated financial statements of the Borrower and its Subsidiaries, dated December 31, 2010, which shall include, without limitation, vehicles, vehicle leases, fleet maintenance contracts, fleet management contracts, other service contracts, receivables generated by any of the foregoing and other asset servicing rights, related deposit accounts, and (b) equity interests or other securities issued by any Subsidiary or other Person issuing securities or incurring Indebtedness secured by, payable from or representing beneficial interests in, or holding title or ownership interests in, assets of the type described in clause (a) above or interests in such assets.

“Environmental Laws”:  all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Materials of Environmental Concern or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 etseq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 etseq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Contribution”: the equity contribution or intercompany loan of at least GBP 246,000,000 from ABG which is deposited with Citibank, N.A., London Branch and held in accordance with the provisions of the ABG Escrow Agreement.

“Escrowed Debt”:  as defined in the definition of “Escrowed Debt Issuer”.

“Escrowed Debt Issuer”: any Subsidiary that is an issuer of Indebtedness permitted to be incurred by Section 7.2 the proceeds of which are maintained under escrow or similar contingent release arrangements (such Indebtedness, “Escrowed Debt”).

“Euro” and “€”:  the official currency of the European Union.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period), determined as of approximately 11:00 a.m. (London, England time), on the date that is two Business Days prior to the commencement of such Interest Period for a period equal to such Interest Period in Dollars; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum equal to the product of (a) the Eurocurrency Base Rate in effect for such Interest Period and (b) Eurocurrency Reserves; provided that the Eurocurrency Rate applicable to any Loan shall, in any event, be at all times no less than 1.50%.

“Eurocurrency Reserves”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Eurocurrency Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

“Event of Default”:  any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash”:  all cash and Cash Equivalents of the Borrower and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $25,000,000.

“Exchange”: as defined in Section 2.24(b)(i).

“Exchange Date”: as defined in Section 2.24(b)(i).

“Exchange Notice”: as defined in Section 2.24(b)(ii).

“Excluded Conditions”: as defined in Section 7.15(b).

“Excluded Person”:  as defined in the definition of “Subsidiary”.

“Excluded Subsidiary”:  each Subsidiary listed on Schedule 1.1B, the Regulated Subsidiary, any Immaterial Subsidiary, any Insurance Subsidiary, any Escrowed Debt Issuer, and any other Subsidiary so long as the Borrower or any Subsidiary of the Borrower does not have the controlling authority under the organizational documents of such Excluded Subsidiary to incur Indebtedness on its behalf or grant Liens on its assets (other than purchase money security interests).

“Excluded Taxes”:  as defined in Section 2.19(a).

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of May 3, 2011, among Avis Budget Holdings, LLC, the Borrower, the subsidiary borrowers from time to time parties thereto, the lenders and agents from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated supplemented or modified from time to time.

“Existing Senior Credit Facilities”: the senior secured credit facilities under the Existing Credit Agreement, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under one or more credit agreements, indentures or financing agreements or otherwise).  Without limiting the generality of the foregoing, the term “Existing Senior Credit Facilities” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, or (iii) otherwise altering the terms and conditions thereof.

“Existing Debt”: (i) the outstanding amount under the Revolving Credit Agreement, (ii) each senior unsecured private placement note of Avis Finance Company plc pursuant to a note purchase agreement dated as of June 9, 2004, (iii) each senior unsecured private placement note of Avis Finance Company plc pursuant to a multi-currency note facility and guarantee agreement dated as of May 30, 2004 and (iv) the €250,000,000 existing floating rate notes of Avis Finance Company plc pursuant to an indenture dated as of July 21, 2006.

“Extended Term Loan”: as defined in Section 2.24(a).

“Facility”: the Interim Loan Commitments, the Interim Loans thereunder and the Extended Term Loans.

“FATCA”: Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the Second Amended and Restated Fee Letter dated as of the date hereof, among the Borrower, Holdings, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, The Bank of Nova Scotia and The Royal Bank of Scotland plc.

“Fees”: collectively, the Bridge Commitment Fees, the Funding Fees and the Conversion Fees.

“Final Maturity Date”: the seventh anniversary of the Interim Loan Conversion Date or, if such date is not a Business Day, the next succeeding Business Day.

“Fleet Financing Forecast”:  the Borrower’s annual forecast of financing needs for its domestic rental car rental fleet (including detailed sources and uses), substantially in the form set forth in Annex A.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Fee”: as defined in Section 2.8(a).

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“GBP” and “£”:  the lawful money of the United Kingdom.

“Governmental Authority”:  any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee Agreement”:  the Guarantee Agreement, dated as of the Commitment Effective Date, as amended, modified or supplemented from time to time.

“Guarantee Obligation”:  any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the

“primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (including reasonable fees and expenses related thereto) or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the amount of any Guarantee Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guarantee Obligation would have recourse.

Notwithstanding the foregoing definition, the term “Guarantee Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).  The term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”:  as defined in the preamble hereto.

“Immaterial Subsidiary”:  any Subsidiary or a group of Subsidiaries of the Borrower which, as of any date of determination, when taken together, does not have assets with a value in excess of 1.0% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Incremental Term Loans”: as defined in the Existing Credit Agreement.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person (i) that is required to be redeemed prior to the date which is 91 days after the Final Maturity Date (or which allows the holders of such preferred Capital Stock to require such preferred Capital Stock to be redeemed prior to the date which is 91 days after the Final Maturity Date) (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control” or an Asset Sale) or (ii) which is subject to other payment obligations (including any sinking fund obligations) or obligations to pay dividends or cash interest in respect of such preferred Capital Stock prior to the date which is 91 days after the Final Maturity Date (other than following the occurrence of a Change in Control or other similar event described under such terms as a “change in control” or an Asset Sale), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements; provided, that Indebtedness shall not include any earn-out obligations or contingent obligations consisting of purchase price adjustments.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Exchange Notice”: as defined in Section 2.24(b)(ii).

“Initial Funding Date”: the date on which the Interim Loans are made hereunder upon satisfaction of the conditions precedent set forth in Section 5.2 hereof.

“Initial Lender”: each Lender with an Interim Loan Commitment set forth on Schedule 1.1A on the Commitment Effective Date.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insurance Subsidiary”:  a Subsidiary established for the purpose of (a) insuring the businesses, facilities, employees or joint ventures of the Borrower or any of its Subsidiaries, or (b) providing insurance products.

 “Intellectual Property”:  the collective reference to all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Interim Loan Conversion Date or the Final Maturity Date, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interim Loan”:  as defined in Section 2.1.

“Interim Loan Commitment”:  as to any Lender, the commitment, if any, of such Lender to make Interim Loans hereunder as set forth on Schedule 1.1A, or in the Assignment and Acceptance pursuant to which such Lender assumed its Interim Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6.

“Interim Loan Conversion Date”: the first anniversary of the Initial Funding Date or, if such date is not a Business Day, the next succeeding Business Day.

“Investments”:  as defined in Section 7.7.

“Issuer”: the Borrower.

“Joint Lead Arrangers”: Morgan Stanley &Co. LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Scotia Capital (USA) Inc. and RBS Securities, Inc.

“judgment currency”:  as defined in Section 10.13.

“Lead Arrangers”: Morgan Stanley Senior Funding, Inc. and Citigroup Global Markets Inc.

“Legal Reservations” means (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and (c) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans”:  the Interim Loans and the Extended Term Loans, collectively.

“Loan Documents”:  this Agreement, the Guarantee Agreement, the Second Lien Security Documents, the Fee Letter, the Notes and any amendment, waiver, supplement, joinder or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Long Stop Date”: December 13, 2011.

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”:  any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (it being understood that a bankruptcy filing by, or change in the actual or perceived credit quality of, or work stoppage affecting any “big three” auto manufacturer shall not constitute a Material Adverse Effect so long as such “big three” auto manufacturer has not failed to perform its material performance obligations owed to the Borrower or any of its Subsidiaries) or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Maturity Date”: (a) if the Interim Loans have not been converted to the Extended Term Loans, the Interim Loan Conversion Date and (b) if the Interim Loans have been converted to the Extended Term Loans, the Final Maturity Date.

“Member State”: a country which is a current member of the Organization for Economic Co-operation and Development and reasonably acceptable to the Administrative Agent.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, to the extent such tax credits or deductions or tax sharing arrangements are utilized) and (ii) [reserved], minus, in the case of an Asset Sale, any reserve established, in accordance with GAAP, in respect of (x) any potential adjustment in the sale price of such asset or assets and (y) any liabilities associated with such assets or asset and retained by Holdings, the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such Asset Sale (provided that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve, the amount of such reserve shall constitute Net Cash Proceeds), and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-U.S. Lender”:  as defined in Section 2.19(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, guarantee obligations, fees or indemnities, or reasonable out-of-pocket costs or expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offer”: a contractual takeover offer within the meaning of Section 974 of the Companies Act made by ABG or any of its Subsidiaries (including Bidco) to effect the Acquisition (as that offer may be amended in accordance with the terms of this Agreement).

“Offer Document”: the document to be sent to the shareholders of the Target in order to make the Offer.

“Offer Press Release”: as defined in Section 6.12(e).

“Offer Unconditional Date”: the date on which the Offer is declared unconditional in all respects.

“original currency”:  as defined in Section 10.13.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, but excluding, for the avoidance of doubt, any Excluded Taxes.

“Parent”:  each of ABG, Cendant Finance Holding Company LLC and any other direct or indirect parent of Holdings and the Borrower.

“Parent Expenses”:  (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Unsecured Note Indenture, or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary Guarantor, including in respect of any reports filed with respect to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder, (ii) an aggregate amount not to exceed $5,000,000 in any fiscal year to permit any Parent to pay its corporate overhead expenses incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for any Parent or for such Parent and the Borrower, provided that ABG allocates such overhead among its Subsidiaries in conformity with clause (vi) of this paragraph, (iii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its Intellectual Property and associated rights to the extent such Intellectual Property and associated rights relate to the business or businesses of the Borrower or any Subsidiary, (iv) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, (v) other operational and tax expenses of any Parent attributable to or incurred on behalf of Holdings, the Borrower and its Subsidiaries in the ordinary course of business, including obligations in respect of director and officer insurance (including premiums therfor); provided, that all operational and tax expenses of any Parent are deemed to be attributable to or incurred on behalf of the Borrower if the Borrower’s and its Subsidiaries’ activities represent substantially all of the operating activities of such Parent and all of its Subsidiaries and (vi) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or any Subsidiary Guarantor, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary Guarantor out of the proceeds of such offering promptly if completed.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c)(i).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permanent Securities”: collectively, each series of Senior Notes issued or to be issued in an Exchange and each other series of Securities.

“Permanent Securities Indenture”: collectively, one or more indentures or supplemental indentures among the Issuer, the Guarantors and the Trustee which shall contain terms, conditions and covenants consistent with the Senior Unsecured 2019 Notes, with changes appropriate to reflect the transactions and the operations, size and practices of Target, pursuant to which Senior Notes or Securities shall be issued and incorporating the terms of the applicable series of Permanent Securities as contemplated by Section 2.24(b)(iii) or the Fee Letter, as applicable, as each may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Permanent Securities Registration Rights Agreement”: collectively, one or more registration rights agreements, providing for the registration of one or more series of Permanent Securities under the Securities Act, to be entered into by the Issuer and the Guarantors in connection with the issuance of Permanent Securities.

“Permitted Lien”:  any Lien permitted by Section 7.3.

 “Permitted Refinancing”:  any Indebtedness or Capital Stock issued in exchange for, or for the purpose of applying the net proceeds thereof to extend, refinance, renew, replace, defease or refund other Indebtedness; provided that:

(a)
the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(b)
such Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c)	such Indebtedness is incurred by the obligor (or obligors) on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Press Release”: (i) in relation to the Scheme, the Scheme Press Release or (ii) in relation to the Offer, the Offer Press Release.

“Properties”:  the facilities and properties owned, leased or operated by any Group Member.

“Recourse Vehicle Indebtedness”:  Indebtedness (i) secured by, payable from or representing beneficial interests in Eligible Assets or (ii) that is unsecured, the proceeds of which are used, directly or indirectly, to purchase Eligible Assets, which, in each case, provides for recourse to the

Borrower or any Subsidiary (other than a Securitization Entity); provided that Recourse Vehicle Indebtedness shall not include any Indebtedness of the Borrower and Avis Budget Finance in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof.

“Recovery Event”:  any settlement of or payment in a principal amount greater than $25,000,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Reference Period”: as defined in the definition of “Consolidated EBITDA”.

“Register”:  as defined in Section 10.6(b).

“Regulated Subsidiary”:  AmeriGuard Retention Group, Inc. or any similar insurance subsidiary (if it becomes a Subsidiary through the Acquisition).

“Regulation S-X”:  Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) acquire or repair assets useful in its business or (b) make acquisitions permitted under Section 7.7.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business or to make acquisitions permitted under Section 7.7.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Eligible Assets”:  Eligible Assets that secure or are the direct or indirect source of payment for AESOP Indebtedness, Securitization Indebtedness, Recourse Vehicle Indebtedness or Additional Foreign Vehicle Indebtedness.

“Related Taxes”:  any and all Taxes required to be paid by the Borrower or any Parent other than Taxes directly attributable to (i) the income of any entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries, (ii) owning the Capital Stock of any corporation or other entity other than any Parent, Holdings, the Borrower or any of its Subsidiaries or (iii) withholding taxes on payments actually made by any Parent other than to any other Parent, Holdings, the Borrower or any of its Subsidiaries.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, Lenders having Loans or, prior to the Initial Funding Date, Interim Loan Commitments, representing at least a majority of the sum of all Loans outstanding or Interim Loan Commitments, as the case may be, at such time.

“Requirements of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Credit Agreement”: that certain Credit Agreement, dated as of 24 June, 2010, among Avis Finance Company plc, as borrower, the Target and Avis Europe Holdings Ltd., as guarantors, Barclays Bank plc as agent, each other agent, arranger or bookrunner party thereto, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder.

“S&P”:  Standard & Poor’s Financial Services LLC.

“Scheme”: a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of the Target Shares and the related reduction of capital under Section 649 of the Companies Act in relation to the cancellation of the entire issued share capital of the Target and the subsequent issue of new shares in the Target to Bidco as contemplated by the Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement).

“Scheme Acquisition Agreement”: as defined in the preliminary statements to this Agreement.

“Scheme Circular”: the circular to the shareholders of Target, issued, or to be issued, by the Target setting out the proposals for the Scheme.

“Scheme Documentation”: the Scheme Acquisition Agreement and Scheme Circular.

“Scheme Effective Date”: the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release”: the press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Scheme.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Collateral Agreement”: the security agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A to the Existing Credit Agreement.

“Second Lien Security Documents”:  the collective reference to the Second Lien Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent on or after the Initial Funding Date granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Securities”: as defined in the Fee Letter.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Proceeds”: as defined in Section 2.9.

“Securitization Entity”:  any Subsidiary or other Person (a) engaged solely in the business of effecting asset securitization transactions and related activities or (b) whose primary purpose is to hold title or ownership interests in Eligible Assets, it being understood that each Canadian Securitization entity, shall be deemed to be a Securitization Entity.

“Securitization Indebtedness”:  Indebtedness incurred by or attributable to a Securitization Entity that does not permit or provide for recourse (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity or a Foreign Subsidiary organized under the laws of Canada) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity or a Foreign Subsidiary organized under the laws of Canada).

“Security Documents”: as defined in the Existing Credit Agreement.

“Senior Notes”: one or more series of senior notes to be issued by the Issuer in exchange for the Extended Term Loans under the Permanent Securities Indenture pursuant to Section 2.24, in an aggregate principal amount up to $580,000,000, plus any interest paid-in-kind, and any modification, replacement, renewal or extension thereof.

“Senior Notes Registration Rights Agreement”: as defined in Section 2.24(b).

“Senior Unsecured Note Indenture”:  the Indenture entered into by the Borrower and Avis Budget Finance in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower, Avis Budget Finance and any other Subsidiary of the Borrower in connection therewith.

“Senior Unsecured 2019 Note Indenture”: the Indenture dated as of October 15, 2010 entered into by the Borrower and Avis Budget Finance in connection with the issuance of the Senior Unsecured 2019 Notes, together with all instruments and other agreements entered into by the Borrower, Avis Budget Finance and any other Subsidiary of the Borrower in connection therewith.

“Senior Unsecured Notes”:  (i) the 7.625% senior notes of the Borrower and Avis Budget Finance due 2014, (ii) the 7.75% senior notes of the Borrower and Avis Budget Finance due 2016 and (iii) the floating rate senior notes of the Borrower and Avis Budget Finance due 2014 issued pursuant to the Senior Unsecured Note Indenture.

“Senior Unsecured 2019 Notes”:  the 8.25% senior notes of the Borrower and Avis Budget Finance due 2019 issued pursuant to the Senior Unsecured 2019 Notes Indenture.

“Separation Agreement”:  as described on Schedule 1.1D.

“Significant Subsidiary”:  any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Specified Intercreditor Agreement”:  as defined in Section 6.15.

“Standard Securitization Undertakings”:  representations, warranties (and any related repurchase obligations), servicer obligations, guarantees, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.

“Subsidiary”:  (a) with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or (b) any partnership where more than 50% of the general partners of such partnership are owned or controlled, directly or indirectly, by (i) such Person and/or (ii) one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that, at Borrower’s election, any Person in which an investment is made pursuant to Section 7.7(p) shall, so long as such investment is maintained in reliance on such Section, not be a “Subsidiary” of the Borrower for any purpose of this Agreement (other than Section 6.1) (each such Person referred to in this proviso being an “Excluded Person”); provided, further, that Borrower may elect to designate any Excluded Person as a “Subsidiary” at any time, upon which such Excluded Person shall be a “Subsidiary” for all purposes of this Agreement and be required to comply with all requirements applicable to such Subsidiary herein.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity.

“Successful Syndication”: as defined in the Fee Letter.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates,

currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Takeout Financing”: as defined in the Fee Letter.

“Takeover Code”: City Code on Takeovers and Mergers.

“Target”: as defined in the preliminary statements to this Agreement.

“Target Shares”: all the issued and unconditionally allotted share capital in the Target and any further shares in the capital of the Target which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise together with all related rights.

“Tax Sharing Agreement”:  as described on Schedule 1.1E.

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar tax, charges or assessments, and including any interest, additions to tax or penalties applicable thereto.

“Transaction Expenses”: any fees or expenses incurred or paid by the Borrower or any Subsidiary (including Target and its subsidiaries) in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions”: collectively, (a) the execution, delivery and performance by the Borrower of the Loan Documents to which they are a party, (b) the borrowings hereunder and/or the issuance of Securities and the use of proceeds of each of the foregoing, (c) the refinancing of the Revolving Credit Agreement in connection with the Acquisition, (d) the Acquisition (including the execution of the Scheme and payment of the Acquisition Consideration), (e) the Equity Contribution, (f) any other transactions related to or entered into in connection with any of the foregoing and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transferee”:  any Assignee or Participant.

“Trustee”: as defined in Section 2.24(b)(iv).

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Holdco”: AE Holdco Limited (Company number 7665598), a limited liability company formed under the laws of England and Wales.

“United States”:  the United States of America.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“WTH Funding LP”:  WTH Funding Limited Partnership, an Ontario limited partnership, and any successor special purpose entity formed for the purpose of engaging in vehicle financings in Canada.

1.2 Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, all terms of an accounting or financial nature relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after the change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything to the contrary herein, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on the Commitment Effective Date shall not be treated as capital lease solely as a result (x) the adoption of changes in or (y) changes in the application of GAAP after the Commitment Effective Date.

(c) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                      AMOUNT AND TERMS OF COMMITMENTS

2.1 Interim Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (each, an “Interim Loan”) in Dollars to the Borrower on the Initial Funding Date in an amount not to exceed the amount of the Interim Loan Commitment of such Lender (or, if an amount less than the aggregate amount of all Interim Loan Commitments shall be borrowed on the Initial Funding Date, such Lender’s pro rata share of the Interim Loans to be made on the Initial Funding Date (based on the percentage which such Lender’s Interim Loan Commitment represents of the aggregate of all Interim Loan Commitments)).  The Interim Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the anticipated Initial Funding Date, in the case of Eurocurrency Loans, or (b) 10:00 A.M., New York City time, on the day of the anticipated Initial Funding Date, in the case of ABR Loans) requesting that the Lenders make the Interim Loans on the Initial Funding Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Initial Funding Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Interim Loan or Interim Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Loans.  The Loans shall be repaid in full on the Maturity Date.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Fees, etc.  (a)  The Borrower agrees to pay to (i) the Initial Lenders, for their own accounts, a nonrefundable senior bridge commitment fee (the “Bridge Commitment Fee”) and (ii) the Lenders, (x) a funding fee (the “Funding Fee”) and (y) a nonrefundable conversion fee (the “Conversion Fee”), in each case, on terms and conditions and at the times and dates specified in the Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Commitments.  Unless previously terminated in accordance with the terms hereof, if the Initial Funding Date shall not have occurred by such time, all the Interim Loan Commitments shall automatically terminate on the termination of the Certain Funds Period.  All Interim Loan Commitments shall automatically terminate upon the making of the Interim Loans on the Initial Funding Date. Upon each issuance of Securities prior to the Initial Funding Date, the Interim Loan Commitments of each Lender shall be reduced on a pro rata basis by an aggregate amount corresponding to the aggregate principal amount of such Securities before deducting any fees, costs or expenses related to the issuance of such Securities (the “Securities Proceeds”) to the extent such Securities Proceeds are released from the associated bond escrow account and are either (i) deposited into the Escrow Account (as defined in the Borrower Escrow Agreement) or (ii) used to satisfy the Acquisition Consideration. In addition, prior to the Initial Funding Date, the Borrower in its sole discretion but in consultation with the Administrative Agent may reduce the Interim Loan Commitments of each Lender on a pro rata basis by an aggregate amount corresponding to the amount of cash contributed by ABG or its Affiliates, in each case, to the extent such cash is deposited into the Escrow Account (as defined in the Borrower Escrow Account) to be used to satisfy the Acquisition Consideration.

2.10 Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (except as otherwise provided below) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 12:00 Noon, New York City time, on the day of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that such notice to prepay the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change in Control, in either case, which such notice may be revoked by the Borrower (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.11 Mandatory Prepayments.  (a)  If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2) without prejudice to any Event of Default that may occur thereby, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence, or in the event such Net Cash Proceeds are received after 12:00 Noon, New York City time, on the next Business Day, toward the prepayment of the Loans as set forth in Section 2.11(c).

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds or, in the case of any Disposition permitted by Section 7.5(f), 100% of such Net Cash Proceeds, shall be applied within three Business Days toward the prepayment of the Loans as set forth in Section 2.11(c); provided that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.11(c).

(c) Amounts to be applied in connection with prepayments of the outstanding Loans pursuant to this Section 2.11 shall be applied, first, to ABR Loans and, second, to Eurocurrency Loans and, in each case, in accordance with Section 2.17(b).  Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  If no Loans are outstanding, such remaining amounts shall be retained by the relevant Group Member.

(d) Notwithstanding the provisions of Section 2.11(a) and (b), the Borrower is not obligated to apply such Net Cash Proceeds to prepay outstanding Loans to the extent that such Net Cash

Proceeds are required to be and are applied pursuant to the Existing Credit Agreement in satisfaction of obligations under the Existing Credit Agreement.

2.12 Conversion and Continuation Options.  (a)   The Borrower may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations (and the Administrative Agent shall notify the Borrower within a reasonable amount of time of any such determination), and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month in duration or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

2.13 Limitations on Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.  (a)   Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin. Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(b) Each Extended Term Loan shall bear interest at a rate per annum equal to the Applicable Margin for the Extended Term Loans.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.  (a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (w) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (y) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans.

2.17 Pro Rata Treatment and Payments.  (a)   Each payment by the Borrower on account of any fee and any reduction of the Interim Loan Commitments of the Lenders shall be made pro rata among the Lenders in accordance with their respective applicable Interim Loan Commitments (or, if such Interim Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Amounts prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Initial Funding Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Initial Funding Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the Initial Funding Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18  Requirements of Law.  (a)   If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any additional tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Loan made by it (except for taxes addressed by Section 2.19

(including any Excluded Taxes) and changes in the rate of tax on the overall net or gross income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii)   shall impose on such Lender any other condition not described in (or excepted from) the foregoing (i) and (ii);

and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.19 Taxes.  (a)  All payments made by or on behalf of the Borrower under this

Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the jurisdiction (or any political subdivision or taxing authority thereof or therein) under the laws of which the Administrative Agent or such Lender is organized or incorporated or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and any taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any branch profit taxes imposed by the United States or any similar tax imposed by any other Governmental Authority; provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder,  as determined in good faith by the applicable Withholding Agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) the amounts so payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are United States withholding taxes resulting from any Requirement of Law (including FATCA) in effect on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement (or designates a new lending office or offices) except, in the case of an assignment or designation of a new lending office, to the extent that the Lender making such assignment or designation was entitled, at the time of such assignment or designation, to receive additional amounts from the Borrower with respect to Non-Excluded Taxes pursuant to this Section or (iii) that are imposed as a result of a Lender’s gross negligence or willful misconduct (amounts described in the foregoing clauses (a), (b), (i), (ii) and (iii), “Excluded Taxes”).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d)  Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any

Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Lender (or Transferee) (i) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (x) two copies of either U.S. IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms) (y) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (z) any other form prescribed by applicable requirements of U.S. federal income tax law (including FATCA) as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made and (ii) that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax.  Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Borrower.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (and any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this Section, a Non -U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non -U.S. Lender is not legally able to deliver.

(f) A Lender or Transferee that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation.

(g) If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.18 or this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 2.18 or this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent , such Transferee or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each Assignee shall be bound by this Section 2.19.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin and any minimum Eurocurrency Rate to the extent in effect, included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender or (c) fails to give its consent for any issue requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which Required Lenders have consented, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or

2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           [reserved].

(b)           the Interim Loan Commitment and the outstanding aggregate principal amount of the Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby; and

(c)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.8 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Interim Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

No Interim Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.23, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.23.  The rights and remedies against a Defaulting Lender under this Section 2.23 are in addition to any other rights and remedies which the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

If the Borrower and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, to the extent the Initial Funding Date has occurred, that Lender will, to the extent applicable, take such other actions as the Administrative Agent may determine to be necessary to cause such Lender to fund its Interim Loans in respect of its Interim Loan Commitment; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender

2.24 Permanent Refinancing.

(a) Conversion to Extended Term Loans.  On the Interim Loan Conversion Date, so long as (i) no Event of Default under Section 8(f) shall have occurred and then be continuing and (ii) the Administrative Agent receives an officer’s certificate from the Borrower certifying to the foregoing, all outstanding Interim Loans shall be converted into term loans (each, an “Extended Term Loan”) having an aggregate principal amount equal to the principal amount of such Interim Loans not repaid in cash on or prior to such date. Upon the conversion of the Interim Loans into Extended Term Loans, each Lender shall cancel on its records a principal amount of the Interim Loans held by such Lender corresponding to the principal amount of Extended Term Loans issued by such Lender, which corresponding principal amount of the Interim Loans shall be satisfied by the conversion of such Interim Loans into Extended Term Loans in accordance with this Section 2.24(a).  If an Event of Default described in Section 8(f) shall have occurred and be continuing on the Interim Loan Conversion Date, the Interim Loans shall not be so converted and the Interim Loans shall be due and payable on the Interim Loan Conversion Date. Notwithstanding anything to the contrary contained in Section 10.1, on or after the Interim Loan Conversion Date, the parties hereto agree to amend this Agreement (i) to permit the “Mandatory Prepayment” requirements, the “Affirmative Covenants”, the “Negative Covenants” and the “Events of Default” provisions that would be in the Permanent Securities Indenture (including related defined terms that would be in the Permanent Securities Indenture), with such changes as may be necessary in the reasonable discretion of the Administrative Agent, to be applicable to the Extended Term Loans  in lieu of Section 2.11, Section 6, Section 7 and Section 9 of this Agreement and related defined terms, respectively, and (ii) to include an AHYDO “catch-up” payment provisions and permit any payments thereunder.

(b) Exchange For Senior Notes.

(i)      On any Business Day on or after the Interim Loan Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for one or more Senior Notes having an aggregate principal amount equal to the unpaid principal amount of such Extended Term Loans (an “Exchange”; the date on which any Exchange is or is proposed to be consummated is referred to herein as the “Exchange Date”).  The Issuer shall not be required to issue Senior Notes in any Exchange unless the Borrower shall have received requests to issue at least $100,000,000 in aggregate principal amount of Senior Notes (or, if less, an aggregate principal amount equal to the amount of outstanding Extended Term Loans); provided, however, that the foregoing requirement shall not apply with respect to any Exchange with respect to the issuance of additional Senior Notes of the same series or that are issued under an existing Permanent Securities Indenture.

(ii) Such Lender shall provide the Borrower an irrevocable written notice of such election (each such notice, an “Exchange Notice” and the first such notice the “Initial Exchange Notice”), substantially in the form of Exhibit A, at least fifteen Business Days prior to the Exchange Date.  The Exchange Notice shall specify the principal amount of Extended Term Loans to be exchanged (which shall be at least $100,000 and integral multiples of $50,000 in excess thereof or the entire remaining aggregate principal amount of Extended Term Loans of such Lender).   Extended Term Loans exchanged for Senior Notes pursuant to this Section 2.24 shall be deemed repaid and canceled, and the Senior Notes so issued shall be governed by and construed in accordance with the provisions of the applicable Permanent Securities Indenture.

(iii) For each Exchange, the provisions of the Senior Notes issued in such Exchange shall be similar to those described in the Fee Letter and consistent with the Permanent Securities Indenture, with such changes as may be necessary, in the reasonable discretion of the Lead Arrangers, in order for such Senior Notes to contain customary terms and provisions for high yield debt securities at the time of such Exchange; provided, that the Borrower may redeem any Senior Notes held by the Initial Lenders pursuant to an Exchange at par.  Each Exchange, to the extent resulting in the issuance of a new series of Senior Notes, shall reduce by one the number of Takeout Financings available to the Lead Arrangers pursuant to the Fee Letter.  No Exchange Notice may be given effect if there are no remaining Takeout Financings available to the Lead Arrangers pursuant to the Fee Letter.

(iv) Subject to Section 2.24(b)(v), not later than the Exchange Date specified in any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Permanent Securities Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Senior Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Notes to the requesting Lender.

(v) In connection with any Exchange pursuant to this Section 2.24(b) that will result in a reduction in the number of available Takeout Financings, the Borrower will comply with all of the provisions of the Fee Letter (including the provisions of the Fee Letter with respect to the timing of deliverables or other conditions to be met, which requirements with respect to timing will apply in lieu of those set forth in this Section 2.24), unless such requirements with respect to the timing of the deliverables or other conditions precedent to be met in respect of a Takeout Financing in the Fee Letter are waived in writing by the Lead Arrangers in their sole discretion.

(c) The Borrower agrees that prior to (or, where applicable, simultaneous with) any exchange of Extended Term Loans for Senior Notes:

(i) the Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee.

(ii) the Issuer, each Guarantor and the Trustee shall have entered into a Permanent Securities Indenture.

(iii) the Senior Notes to be issued in the Exchange shall have been approved for listing subject to official notice of issuance on any applicable stock exchange.

(iv) the Issuer shall have issued the Senior Notes pursuant to the Permanent Securities Indenture substantially in the applicable form set forth therein.

(v) the Issuer and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its Board of Directors approving the execution and delivery of the Permanent Securities Indenture and, in the case of the Issuer, the issuance of the Senior Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(vi) the Borrower and each Guarantor shall have executed and delivered the Permanent Securities Registration Rights Agreement (if applicable).

(vii) the Borrower and each Guarantor shall have provided to the Lenders copies of resolutions of its Board of Directors approving the execution and delivery of a customary registration rights agreement in respect of the Senior Notes (“Senior Notes Registration Rights Agreement”) (if applicable), together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(viii) the Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Permanent Securities Indenture and the Senior Notes Registration Rights Agreement (if applicable)).

(d) Subject to Section 2.24(b)(v), if the foregoing conditions set forth in Section 2.24(c) are not satisfied on the Exchange Date specified in the applicable Exchange Notice, then the Lenders shall retain all of their rights and remedies with respect to the Extended Term Loans pursuant to this Agreement until such conditions are satisfied and the Extended Term Loans are so exchanged for Senior Notes.  Subject to Section 2.24(b)(v), the Borrower agrees to satisfy the conditions set forth in Section 2.24(c) no later than the Exchange Date specified in the applicable Exchange Notice.

(e) Nothing in this Section 2.24 shall prevent or limit the ability of the Borrower from repaying or refinancing the Loans in any other manner not otherwise prohibited by this Agreement.

2.25 AHYDO.  If the Loans remain outstanding after the fifth anniversary of the Initial Funding Date (or, if later, after the fifth anniversary of the date that the Loans are deemed exchanged for purposes of for purposes of Section 1.1001-1(a) of the United States Treasury Regulations) and the aggregate amount of the accrued but unpaid interest on the Loans (for purposes of Section 163(i) of the Code) as of any Testing Date (as defined below) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as defined below), then all such accrued but unpaid interest on the Loans as of such time in excess of the Maximum Accrual shall be paid in cash by the Borrower to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Loans shall not be limited or deferred by reason of Section 163(i) of the Code.  For these purposes, the “Maximum Accrual” is an amount equal to the product of such Loans’ “issue price” and their “yield to maturity” (in each case for purposes of Section 163(i) of the Code), and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (for purposes of Section 163(i) of the Code) closes.  Any accrued interest that for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Loan is made.

SECTION 3.                      [RESERVED]

SECTION 4.                      REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders (A) to enter into this Agreement on the Commitment Effective Date, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that, on the Commitment Effective Date, the statements set forth below in Sections 4.3, 4.4, 4.5, 4.7, 4.11, 4.13, 4.14 and 4.16 are true and correct and (B) to make each Interim Loan to be made hereunder, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that, after giving effect to the Transactions, on the Initial Funding Date each of the following statements are true and correct:

4.1 Financial Condition.  The audited consolidated balance sheets of the Borrower as at December 31, 2010, December 31, 2009 and December 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates (the “Consolidated Financial

Statements”), reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, or any unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, as of the date of such financial statements.  During the period from December 31, 2010 to and including the date hereof there has been no Disposition by any Group Member of any material part of the business or property of the Group Members taken as a whole.

4.2 No Change.  Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law; Power.  Each Group Member (a) is duly organized, validly existing and to the extent relevant in such jurisdiction, in good standing under the laws of the jurisdiction of its organization, except where (other than the Borrower) the failure to be so organized, existing or in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except where failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing or has applied for authority to operate as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect; (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Acquisition Documentation to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.

4.4 Authorization; Enforceable Obligations.  (a) Each Loan Party has taken all necessary organizational action to authorize the Transactions.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices, which will be made or obtained by the time required by law and (iii) consents, approvals, registrations, filings, permits, notices or actions, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto and this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, subject to the Legal Reservations.

4.5 No Legal Bar.  The Transactions will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Permitted Liens).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation.  Except as disclosed by the Borrower to the Lenders in writing at least three Business Days prior to the Commitment Effective Date, there shall not exist any action, investigation, litigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would have a Material Adverse Effect.

4.7 No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property (except as could not reasonably be expected to have a Material Adverse Effect) and none of such property is subject to any Lien except a Permitted Lien.

4.9 Intellectual Property.  Each Group Member owns, or is licensed to use, to its knowledge, all material Intellectual Property necessary for the conduct of its business as currently conducted.  Except as set forth on Schedule 4.9, to each Group Member’s knowledge, no claim has been asserted and is pending against such Group Member by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim that if adversely determined could have a material adverse effect on the value of any material Intellectual Property owned by such Group Member.  Subject to the foregoing sentence, the use of Intellectual Property by each Group Member does not infringe, to its knowledge, on the rights of any Person in any material respect.

4.10 Taxes.  Each Group Member has filed or caused to be filed all federal, state and local income and other material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect) or with respect to which the failure to have filed such tax returns or have paid such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations.  No part of the proceeds of the Loans will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 ERISA.  Neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to each Plan (whether or not waived) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, no Lien in favor of the PBGC or a Plan has arisen and no determination has been made that a Plan is, or is expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (e) no such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or in Reorganization or Insolvent, except where, in each of clauses (a) through (e), such event or condition, together with all other events or conditions, could not reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries.  As of the Commitment Effective Date, (a) Schedule 4.14 sets forth the name and jurisdiction of organization of each Subsidiary and, (i) as to each such Subsidiary (other than WTH Funding LP), the percentage of each class of Capital Stock owned by any Loan Party and (ii) in the case of WTH Funding, LP, the names of the partners of such partnership and to the extent that the partners of such partnership are Subsidiaries, the percentage of Capital Stock of such Subsidiaries owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary (other than WTH Funding LP), except as created by the Loan Documents.  The shares of Capital Stock or other equity interests of each Subsidiary are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and statutory Liens).

4.15 Use of Proceeds.  The proceeds of the Interim Loans shall be used in accordance with the sources and uses for the Transactions set forth in Schedule 4.15

4.16 Accuracy of Information, etc.  No statement or information (other than the projections and pro forma financial information) contained in this Agreement, any other Loan Document, any Confidential Information Memoranda or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of any Confidential Information Memoranda, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the Commitment Effective Date there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memoranda or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. Notwithstanding anything to the contrary set forth herein, (i) such representation and covenant, insofar as it relates to information and projections with respect to the Target and its subsidiaries is only made to the best of the Borrower’s knowledge, and (ii) such representations and covenants shall exclude any untrue statement or omission arising solely from the fact that the historical financial information with respect to the Target and its subsidiaries, and the pro forma financial information with respect to the Borrower and its subsidiaries after giving effect to the Transactions (insofar as it includes historical financial information with respect to the Target and its subsidiaries), were prepared in accordance with IFRS and not GAAP and that the differences between such financial information prepared in accordance with IFRS from such financial information if it had been prepared in accordance with GAAP may be material.

SECTION 5.                      CONDITIONS PRECEDENT

5.1 Commitment Effective Date.  The effectiveness of the Interim Loan Commitments of the Lenders are subject to the satisfaction of the following conditions precedent:

(a) Execution.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A and (ii) the Guarantee Agreement, executed and delivered by Holdings and each Subsidiary Guarantor.

(b) Organizational Documents and Necessary Consents.  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of the Borrower, certified by the relevant authority of the jurisdiction of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; and (ii) a certificate of an authorized signatory of each Loan Party dated the Commitment Effective Date, substantially in the form of Exhibit C and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar governing documentation) of such Loan Party as in effect on the Commitment Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or similar governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on such certificate and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith executed on behalf of such Loan Party.

(c) Patriot Act.  The Borrower shall have provided all documentation and information as is reasonably requested in writing by the Administrative Agent at least three days prior to the Commitment Effective Date required by U.S. regulatory authorities under the applicable “know- your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the Joint Lead Arrangers and the Lenders, a written opinion of Kirkland & Ellis LLP, substantially in the form set forth in Exhibit E, (i) dated the Commitment Effective Date and (ii) addressed to the Administrative Agent, the Joint Lead Arrangers and the Lenders as of the

Commitment Effective Date.

(e) Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory  to it, dated the Commitment Effective Date and signed by the chief financial officer of Borrower

(f) Sources and Uses. The intended sources and uses for the Transactions shall be as set forth in Schedule 4.15.

(g) Equity Financing.  The Administrative Agent shall have received a copy of the signed ABG Escrow Agreement demonstrating that the Equity Contribution has been appropriately deposited, is freely available for, together with the proceeds of Interim Loans, for purposes of funding Bidco for the purposes of completion of the Acquisition in accordance with the intended sources and uses for the Transactions set forth in Schedule 4.15.

On the Commitment Effective Date, the Administrative Agent shall deliver to the Borrower a certificate in form and substance satisfactory to the Borrower confirming the satisfaction of the foregoing conditions in clauses (a) through (g).

5.2 Initial Funding Date.  The obligations of the Lenders to extend Loans in respect of the Interim Loan Commitments on the Initial Funding Date are subject to the satisfaction of the following conditions precedent on or before such date:

(a) Scheme/Offer Sanctioned.  If the Scheme has not been switched to an Offer, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme, (ii) the shareholder resolutions referred to in and in the form set out in the Scheme Circular, and (iii) the confirmation-of-receipt stamp with respect to the registration of the court order from Companies House (or a copy of the cover letter from Target’s solicitors delivering the court order to Companies House for registration, with confirmation of receipt by Companies House affixed); if the Scheme has been switched to an Offer, the Offer Unconditional Date shall have occurred and, in either case, there shall not have been any material amendment, supplement or modification of the Acquisition Documentation other than in accordance with the provisions of this Agreement or with the consent of the Administrative Agent.

(b) Limited Representations and Warranties.  The representations and warranties contained in Section 4.3, Section 4.4(a) (only insofar as such representations and warranties relate to clauses (a), (d) or (e) of the definition of Transactions and (f) and (g) of the definition of Transactions solely to the extent they relate to clauses (a), (d) or (e) thereof), Section 4.4(b), Section 4.4(c) (only insofar as such representations and warranties relate to clauses (a), (d) or (e) of the definition of Transactions and (f) and (g) of the definition of Transactions solely to the extent such representations and warranties related to clauses (a), (d) or (e) thereof) and in the first sentence of Section 4.5 (only insofar as such representations and warranties relate to the execution, delivery and performance of the Loan Documents and as if the words “will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than Permitted Liens)” were replaced with the words “will not violate any material provision of the Certificate of Incorporation and By-Laws or other organizational or governing documents of the relevant Person”), in each case solely as they relate to the Borrower and Bidco (and not, for the avoidance of doubt, in respect of or relating to any other Group Member, the Target and its

Subsidiaries), shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Initial Funding Date.

(c) No Certain Funds Default.  No Certain Funds Default shall be continuing unremedied or unwaived on and as of the Initial Funding Date, or would result from the Interim Loans being made or from the application of the proceeds therefrom.

(d) Certain Funds Period.  The date on which the applicable advance is made is within the Certain Funds Period.

(e) Extensions of Credit Lawful.  As at the date on which the Interim Loans are made, it is not unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated herein or to fund or maintain its participation in any such advance.

(f) Fees.  The Borrower and Bidco shall have complied with all of their payment obligations under the Fee Letter.  All accrued reasonable and documented fees and out-of-pocket expenses (including, to the extent invoiced in advance, reasonable legal fees and out-of-pocket expenses of one firm of counsel) and other compensation payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders as set out in the sources and uses of the Transaction set forth in Schedule 4.15 shall have been paid.

(g) Certain Funds Covenants. There shall not have occurred and be continuing a breach of any Certain Funds Covenant.

(h) Borrowing Notice.  The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.2.

5.3 Certain Funds.  During the Certain Funds Period, and notwithstanding any provision of any Loan Document to the contrary, the Interim Loans shall be made notwithstanding the non-satisfaction of any conditions other than the conditions specified in Section 5.1 and Section 5.2. During the Certain Funds Period (other than as referred to above) no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) cancel its Interim Loan Commitment;

(b) rescind, terminate or cancel this Agreement or any of the Interim Loan Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have;

(c) refuse to participate in the making of an Interim Loan;

(d) exercise any right of set-off or counterclaim in respect of an Interim Loan (other than set-off in respect of fees, costs and expenses as agreed in the funds flow document); or

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document;

provided that immediately upon the end of the Certain Funds Period, subject to the express provisions of the Loan Documents, all such rights, remedies and entitlements shall be available to the Administrative Agent or the Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Certain Funds Period.

5.4 Acceptance of Proceeds.  The acceptance of the proceeds of the Loans on the Initial Funding Date shall be deemed to constitute a representation and warranty by the Borrower on such date as to the following: (i) all representations and warranties set forth in each Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Initial Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of such earlier date and (ii) at the time of and immediately after the Initial Funding Date, no Event of Default or Default shall have occurred and be continuing.

5.5 Officer’s Certificate.  On the Commitment Effective Date, the Borrower shall also deliver to the Administrative Agent a certificate, dated the Commitment Effective Date and signed by a Responsible Officer of the Borrower certifying that (i) no Event of Default or Default has occurred and is continuing and (ii) all representations and warranties to be made as of the Commitment Effective Date set forth in each Loan Document are true and correct in all material respects on and as of the Commitment Effective Date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on such date.

SECTION 6.                      AFFIRMATIVE COVENANTS

Holdings and the Borrower jointly and severally covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the earlier of (a) the Interim Loan Conversion Date and (b) the date on which the Interim Loan Commitments have been terminated and the principal of and interest on each Interim Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower will, and will cause each of its Subsidiaries to (it being understood and agreed that the only covenants set forth in this Section 6 that shall be effective prior to the Initial Funding Date are the covenants set forth in Section 6.3, Section 6.4, Section 6.7, Section 6.12 and Section 6.14 and that on and after the Initial Funding Date all of the covenants set forth in this Section 6 shall be effective until the earlier of clauses (a) and (b) above):

6.1 Financial Statements.  Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods and shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website at the website address listed on the signature pages of such notice, at www.sec.gov or at such other website identified in such notice and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such financial statements to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.  The Borrower will be deemed to have satisfied the requirements of this Section 6.1 if any parent files with the SEC and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods specified by the applicable rules and regulations of the SEC, and the Borrower is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such parent.

6.2 Certificates; Other Information.  Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender) (or, in the case of clause (d), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a letter, written and signed by the independent certified public accountants reporting on such financial statements describing the scope of such financial statements and certifying that such financial statements are presented in an accurate manner and in accordance with GAAP;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and the name and jurisdiction of organization of any new Subsidiary;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year (which shall include the Fleet Financing Forecast for such fiscal year) and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect, it being understood that such Budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, and it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from Budget by a material amount;  and

(d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence (provided that Holdings and any of its Subsidiaries may change its organizational form so long as such change shall not adversely affect the interests of the Lenders) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.  (a)  Keep all property material to its business in good working order and condition consistent with industry practices, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in amounts and against such risks (but including in any event, to the extent available on commercially reasonable terms, public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, representatives of any Lender (in coordination with the Administrative Agent), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable advance notice, and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that a representative of the Loan Parties shall be permitted to be present for any discussion with independent certified accountants referred to above.  Notwithstanding Section 10.5, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or Lender’s representative in connection with such visit or inspection.

6.7 Notices.  Promptly upon obtaining actual knowledge thereof, give notice to the Administrative Agent (and the Administrative Agent shall give notice to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to, or satisfy the “minimum funding standard” (as defined in Section 302 of ERISA or Section 412 of the Code) with respect to, a Plan, a determination that any Plan is, or is reasonably expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan (or any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA)) or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.  (a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, binding notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9 Maintenance of Ratings.  Use commercially reasonable efforts to maintain a public rating of the Facility and a public corporate rating for the Borrower, in each case issued by Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Services.

6.10 [Reserved].

6.11 Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely (i) to pay the Acquisition Consideration, (ii) to pay the Transaction Expenses and (iii) to refinance the Existing Debt (including the payment of associated fees and premiums); provided that the Borrower shall be permitted to deposit proceeds of the Interim Loans into an escrow account having terms reasonably satisfactory to the Lead Arrangers solely for the purpose of using proceeds as set forth above.

6.12 Scheme Affirmative Covenants. (a)   Procure that a Scheme Circular or (following a Conversion Notice) an Offer Document is issued and dispatched as soon as practicable in accordance with the timetable set out in the relevant Press Release and in any event within 28 days (or such longer period permitted by the Panel on Takeovers and Mergers) after the issuance of the relevant Press Release.

(b) Comply in all material respects with the Takeover Code, subject to any waivers granted by the Panel on Takeovers and Mergers, and all other applicable laws and regulations in relation to any Offer or Scheme.

(c) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (including, in the case of an Offer, the current level of acceptances) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.

(d) Deliver to the Administrative Agent copies of each Offer Document, receiving agent letter, any written agreement between Bidco and the Target with respect to a Scheme, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the Cash Confirmation) and all material legally binding agreements entered into by Bidco in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law or regulation from doing so.

(e) In the event that the Scheme is switched to an Offer, (i) within 15 Business Days procure that a press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Offer (the “Offer Press Release”) is issued, (ii) deliver to the Administrative Agent (A) a Conversion Notice and (B) the Offer Press Release and (iii) except as consented to by the Administrative Agent in writing, ensure that the terms and conditions contained in the Offer Document include the Acceptance Condition and are otherwise consistent in all material respects with those contained in the Scheme Circular (to the extent applicable for an Offer).

(f) In the case of an Offer, promptly upon Bidco acquiring 90% of the Target Shares to which the Offer relates, ensure that notices under Section 979 of the Companies Act in respect of Target Shares are issued.

(g) In the case of a Scheme, within 30 days of the Initial Funding Date, and if the Scheme has been switched to an Offer, within 30 days after the later of (i) the Initial Funding Date and (ii) the date upon which Bidco owns 75% of the Target Shares, procure that such action as is necessary is taken to re-register Target (and any other relevant members of the Target and its Subsidiaries) as a private limited company.

(h) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the Equity Contribution, including the balance thereof and account in which it is deposited.

6.13 Existing Debt Repayment.  As soon as permitted under the terms of the underlying documentation for the Existing Debt, all of the Existing Debt and any obligations in respect thereof (including any interest, fees or premiums owing thereon) shall be paid and satisfied in full in strict and absolute compliance with the terms of the underlying documentation for such Existing Debt.

6.14 Additional Guarantors.  With respect to any new Subsidiary (other than a Foreign Subsidiary, an Excluded Subsidiary, an Excluded Person, a Securitization Entity or any Subsidiary of a Foreign Subsidiary, Excluded Subsidiary or Securitization Entity) created or acquired after the Commitment Effective Date by any Loan Party that becomes a guarantor under the Existing Credit Agreement, promptly (a) cause such new Subsidiary to become a party to the Guarantee Agreement and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matter described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.15 Second Lien Security Documents.  Within 30 days of the Initial Funding Date or such later date agreed to by the Administrative Agent, Holdings and the Borrower shall and cause each Subsidiary Guarantor to (a) enter into (i) the Second Lien Security Documents, (ii) one or more customary intercreditor creditor agreements (a “Specified Intercreditor Agreement”), each in form and substance reasonably satisfactory to the Administrative Agent, establishing the relative rights of the Lenders party hereto and of the secured parties in respect of the Obligations (as defined in the Existing Credit Agreement) with respect to the Collateral and certain related matters and (b) permit the Administrative Agent to make such amendments to this Agreement as the Administrative Agent determines (in consultation with the Borrower) are appropriate or necessary in connection with the Second Lien Security Documents and any Specified Intercreditor Agreement.

SECTION 7.                      NEGATIVE COVENANTS

Holdings and the Borrower jointly and severally covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the earlier of (a) the Interim Loan Conversion Date and (b) the date on which the Interim Loan Commitments have been terminated and the principal of and interest on each Interim Loan, all Fees and all other reasonable expenses or amounts payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly.

7.1 [Reserved].

7.2 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of any Loan Party pursuant to any Loan Document and any Permitted Refinancing, in whole or in part, thereof and (ii) Indebtedness of any Loan Party under the Existing Senior Credit Facilities in an aggregate amount not to exceed $2,250,000,000;

(b) Indebtedness of the Borrower to any Subsidiary, Holdings or Parent and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) Guarantee Obligations of the Borrower, Holdings and any Subsidiary of the Borrower in respect of the Guarantee Agreement and any Security Documents;

(d) guarantees by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor or the Borrower;

(e) obligations in respect of surety bonds, bank guarantees, letters of credit and similar obligations incurred in the ordinary course of business;

(f) Indebtedness outstanding on the date hereof or required to be incurred pursuant to a Contractual Obligation in existence on the date hereof (other than AESOP Indebtedness and Securitization Indebtedness) and listed on Schedule 7.2(f) and any Permitted Refinancing thereof;

(g) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(h) Indebtedness of the Borrower and Avis Budget Finance in respect of the Senior Unsecured Notes and any Permitted Refinancing thereof;

(i) unsecured Guarantee Obligations of Holdings and any Subsidiary of the Borrower in respect of the Senior Unsecured Notes; provided that each guarantor under the Senior Unsecured Notes or any Permitted Refinancing thereof shall be a guarantor of the Obligations pursuant to the Guarantee Agreement or such other agreement as the Administrative Agent may approve in its reasonable discretion;

(j) AESOP Indebtedness and Additional Foreign Vehicle Indebtedness;

(k) Securitization Indebtedness;

(l) Recourse Vehicle Indebtedness (including any Guarantee Obligations in respect thereof);

(m) Indebtedness incurred in connection with any acquisition by the Borrower or any of its Subsidiaries of vehicles directly from a manufacturer pursuant to such manufacturer’s repurchase program; provided that (i) such Indebtedness is not greater than the net book value of such vehicles and (ii) such vehicles could not be financed under the AESOP Financing Program;

(n) Indebtedness incurred pursuant to terminal rental adjustment clause lease financings of trucks to be used in the truck rental operations of the Borrower and its Subsidiaries;

(o) Indebtedness under any Swap Agreement;

(p) Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to the Borrower or any Subsidiary Guarantor incurred in the ordinary course of business or to satisfy the general financing needs of such Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(q) Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to the Borrower or any Subsidiary Guarantor in an amount not to exceed $50,000,000 at any one time outstanding;

(r) Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity to any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(s) Guarantee Obligations incurred by any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in respect of Indebtedness of any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(t) Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding and any Permitted Refinancing thereof;

(u) Indebtedness of any Person that becomes a Subsidiary pursuant to the Acquisition or that is otherwise assumed by the Borrower or any of its Subsidiaries in connection with the Acquisition which is not incurred in contemplation of the Acquisition and any Permitted Refinancing thereof;

(v) [Reserved]

(w) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(x) Indebtedness incurred in connection with the financing of any insurance premiums;

(y) [Reserved]

(z) [Reserved]

(aa) (i) Indebtedness of the Borrower and its Subsidiaries (including any Guarantee Obligations in respect thereof) incurred (x) to finance a portion of the Acquisition (including any Permanent Securities issued in respect thereof) or (y) to refinance any Extended Term Loans (as defined in the Existing Credit Agreement) (including any Incremental Term Loans, and in each case, any Permitted Refinancing thereof, and (ii) Indebtedness of the Target and its Subsidiaries incurred under revolving credit facilities on or after the date of the consummation of the Acquisition to finance the working capital needs and general corporate purposes of the Target and its Subsidiaries and any Permitted Refinancing thereof;

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause). For purposes of determining compliance with this Section 7.2 and Section 7.3(s), the amount of any Indebtedness denominated in a currency other than Dollars shall be the Dollar Equivalent thereof on the date such Indebtedness is incurred or committed (in the case of Indebtedness pursuant to a revolving or delayed draw credit facility); provided that,  if any Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being incurred), and such refinancing would cause the applicable Dollar-denominated cap in Section 7.2 and Section 7.3(s) to be exceeded if the amount of such refinancing Indebtedness (or the Dollar Equivalent thereof) is calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated cap shall be deemed not to have been exceeded so long as the aggregate principal amount of such refinancing Indebtedness (or the Dollar Equivalent thereof on the date of such refinancing) does not exceed (i) the Dollar Equivalent of the aggregate outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced on the date of such refinancing, as applicable, plus (ii) the aggregate amount of fees, underwriting discounts, premiums, accrued interest and other costs and expenses incurred in connection with such refinancing.

7.3 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments, governmental charges or other similar obligations not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) Liens incidental to the conduct of the Borrower’s business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, letters of credit, bank guarantees, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions, covenants and other similar encumbrances incurred in the ordinary course of business or of record that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens in existence on the date hereof listed on Schedule 7.3(g), securing Indebtedness permitted by Section 7.2(f), provided that no such Lien is spread to cover any additional property after the Commitment Effective Date and that the amount of Indebtedness secured thereby is not increased;

(h) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(g) to finance the acquisition, repair or construction of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition, repair or construction of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(i) Liens securing Indebtedness permitted under Section 7.2(a)(ii);

(j) Liens on any Related Eligible Assets or arising out of the transfer of Related Eligible Assets to Securitization Entities; provided that such transfer is otherwise permitted by the Agreement, and Liens securing Additional Foreign Vehicle Indebtedness;

(k) Liens securing Indebtedness permitted under Section 7.2(j), (k), (l), (m) and (n);

(l) Liens securing judgments which do not constitute an Event of Default;

(m) statutory rights of tenants under leases with respect to which the Borrower or any Subsidiary is the lessor;

(n) (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased and (ii) any interest or title of a licensor under any Intellectual Property licenses or sublicenses entered into in the ordinary course of business (including any intercompany licenses and sublicenses of Intellectual Property);

(o) Liens existing on any property or asset prior to the acquisition thereof by any Group Member or existing on any property or asset of any Person that becomes a Subsidiary (or that merges with or into the Borrower or a Subsidiary or transfers such property or asset to the Borrower or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or merges into the Borrower or a Subsidiary or transfers such property or asset); provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and such Lien shall secure only those obligations which it secures on the date of such acquisition or the date on which such Person becomes a Subsidiary or merges into the Borrower or a Subsidiary, as the case may be, and any Permitted Refinancing of such obligations; provided, further, that no such Liens shall be permitted to exist on the Capital Stock of any Person that is required to be a Subsidiary Guarantor hereunder from and after the time by which such Person is required to become a Subsidiary Guarantor; and

(p) Liens attaching solely to cash earnest money deposits in connection with any permitted Investment;

(q) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto;

(r) Encumbrances permitted under Section 7.12 or otherwise imposed pursuant to an agreement that has been entered into in connection with a Disposition of assets;

(s) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $50,000,000 at any one time;

(t) Liens on the proceeds of Indebtedness permitted to be incurred by Section 7.2 in favor of escrow agents, account custodians or similar third party intermediaries during the period which any such proceeds are held under escrow or similar contingent release arrangements;

(u) Liens on the assets and the Capital Stock of a Foreign Subsidiary that secures Indebtedness of such Foreign Subsidiary outstanding pursuant to Section 7.2(t) or Section 7.2(aa)(ii) (including guarantees by any Foreign Subsidiary of such Indebtedness); and

(v) Liens on the Collateral created pursuant to the Second Lien Security Documents (or any security documents in respect of any Permitted Refinancing of the Indebtedness under this Agreement, in each case, so long as such Liens are on a second priority basis to the liens securing the Obligations (as defined in the Existing Credit Agreement)).

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.4 Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation); provided that any such merger or consolidation of a Subsidiary Guarantor shall only be with or into the Borrower or another Subsidiary Guarantor;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by a Subsidiary Guarantor shall only be to the Borrower or another Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if at the time of such dissolution, liquidation or winding up, the value of the assets of such Subsidiary is less than $100,000 or such Subsidiary is dormant.

7.5 Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of (i) obsolete or worn out property or (ii) any property that is no longer used or useful in the conduct of the business of the Borrower or its Subsidiaries, in each case in the ordinary course of business;

(b)  the Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b), Investments permitted under Section 7.7 (other than Section 7.7 (m)) and Restricted Payments permitted under Section 7.6;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary; provided that any sale or issuance of any Subsidiary Guarantor’s Capital Stock shall only be to the Borrower or another Subsidiary Guarantor;

(e) Dispositions of any Related Eligible Assets (i) in connection with the AESOP Financing Program, (ii) to any Securitization Entity or (iii) in connection with the incurrence of any Securitization Indebtedness;

(f) the sale of the Budget Truck Division for fair market value as determined by the board of directors of the Borrower;

(g) the Disposition of other property having a fair market value not to exceed $200,000,000 in the aggregate for any fiscal year of the Borrower;

(h) the Dispositions listed on Schedule 7.5(h);

(i) Dispositions of properties subject to condemnation, eminent domain or taking;

(j) leases, subleases, licenses and sublicenses of real or personal property, and Intellectual Property  in the ordinary course of business, and any intercompany licenses and sublicenses of Intellectual Property;

(k) dispositions or use of cash and Cash Equivalents in the ordinary course of business;

(l) the abandonment, termination or other disposition of Intellectual Property or leasehold properties in the ordinary course of business; and

(m)  dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(n) Dispositions of non-core assets acquired in connection with an Investment permitted under Section 7.7, including the Acquisition;

(o) Dispositions by the Borrower or any of its Subsidiaries of any Foreign Subsidiary to any other Foreign Subsidiary;

(p) Dispositions of minority interests in joint ventures; and

(q) any Disposition of any Foreign Subsidiary and any holding company formed in connection with the Acquisition to the Borrower or any of its Subsidiaries.

provided that all Dispositions permitted under paragraphs (f) and (g)(i) and (g)(ii) of this Section 7.5 shall be made for fair value and in the case of any such Disposition (or series of related Dispositions) that yields gross proceeds to any Loan Party in excess of $25,000,000, for at least 75% cash consideration (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) (it being understood that for the purposes of the foregoing proviso, the following shall be deemed to be cash consideration:  (1) Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Subsidiary and the release of the Borrower and its Subsidiaries from all liability with respect to payment of such Indebtedness, (3) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Subsidiary are released from any Guarantee Obligations or any other obligations to provide credit support in respect of such Indebtedness and (4) securities received by the Borrower or any Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days); provided, further, that if the Group Member’s action or event meets the criteria of more than one of the types of Dispositions described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.6 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor; provided, that any non-Subsidiary Guarantor may make Restricted Payments to any Group Member;

(b)  so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings and Holdings may pay dividends to ABG to purchase ABG common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee;

(c) the Borrower may make Restricted Payments to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by Holdings or the Borrower;

(d) (i) the Borrower may make Restricted Payments to Holdings to permit Holdings to pay dividends to any higher tier entity to provide for the payment of (A) Parent Expenses, (B) Related Taxes and (C) any Taxes that are due and payable by any Group Member as part of a consolidated group or which have been paid for the account of any Group Member pursuant to the Tax Sharing and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings to permit Holdings to make Restricted Payments to any Parent in an aggregate amount not to exceed $25,000,000, less the amount of Investments made pursuant to Section 7.7(u);

(e) Investments permitted by Section 7.7; and

(f) any Subsidiary may make Restricted Payments (including in respect of management fees) to the holders of the Capital Stock of such Subsidiary ratably based on the respective ownership interests of such holders.

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of Restricted Payments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause).

7.7 Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”; it being understood that the amount, as of any date of determination, any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer) except:

(a) Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) guarantees permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $15,000,000 in any fiscal year;

(e) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

(g) intercompany Investments by the Borrower or any Subsidiary Guarantor in any Securitization Entity, Foreign Subsidiary or Excluded Subsidiary made in the ordinary course of business or to satisfy the general financing needs of such Securitization Entity, Foreign Subsidiary or Excluded Subsidiary (including intercompany Investments made to fund the Acquisition and any other Investments permitted hereunder);

(h) intercompany Investments by the Borrower or any Subsidiary Guarantor in any

Securitization Entity, Foreign Subsidiary or Excluded Subsidiary in an amount not to exceed $50,000,000 at any one time outstanding;

(i) intercompany Investments by any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity in any Foreign Subsidiary, Excluded Subsidiary or Securitization Entity;

(j) Restricted Payments to ABG permitted by Section 7.6 in the form of loans and advances;

(k) Investments listed on Schedule 7.7(k);

(l) [Reserved]

(m) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments permitted under Sections 7.2, 7.3, 7.4, 7.5 or 7.6 respectively;

(n) any seller-financing or other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(o) the Borrower or any Subsidiary may make Investments to purchase from a minority shareholder the Capital Stock of such shareholder in a joint venture entity in which any Group Member owns a majority equity interest (regardless of whether such a joint venture entity is a Subsidiary);

(p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $150,000,000 after the Commitment Effective Date during the term of this Agreement; provided that any Investments made by a Loan Party in a Foreign Subsidiary to fund all or a portion of an Investment to be made by a Foreign Subsidiary in reliance on this Section 7.7(p) shall be permitted and shall not reduce the Investment capacity available under any other Section;

(q) [Reserved.]

(r) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with the Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidated or merger, and any modification, replacement renewal, reinvestment or extension thereof;

(s) Investments consisting of intercompany notes and receivables issued in respect of transfers of Foreign Subsidiaries pursuant to Section 7.5(o);

(t) [Reserved];

(u) Investments in an aggregate amount not to exceed $25,000,000, less the amount of Restricted Payments made under Section 7.6(d)(ii);

(v) the Acquisition;

(w) any acquisition made by the Borrower or any of its Subsidiaries of any Foreign Subsidiary or any holding company formed in connection with the Acquisition and any contribution by the Borrower or any of its Subsidiaries of any such entity to any Subsidiary; and

(x) Investments in any Escrowed Debt Issuer in an amount necessary to fund required payments with respect to Escrowed Debt issued by such Escrowed Debt Issuer.

provided, that (i) if the Group Member’s action or event meets the criteria of more than one of the types of Investments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause) and (ii) the Borrower and its Subsidiaries may not make any Investment in an Excluded Person except to the extent permitted by Section 7.7(p).

7.8 Optional Payments and Modifications of Certain Agreements.  (a)   Make or offer to make any optional or voluntary prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness; provided that:

(i)  any such Indebtedness may be repaid, prepaid, repurchased or redeemed in connection with a Permitted Refinancing;

 (ii)  any such Indebtedness may be repaid, prepaid, repurchased or redeemed on the Scheme Effective Date or the Initial Funding Date, in each case, in order to consummate the Transactions;

(iii)  to the extent not otherwise permitted under clauses (i) and (ii) above, any intercompany Indebtedness of a Subsidiary owing to the Borrower or a Subsidiary Guarantor may be repaid, prepaid, repurchased or redeemed;

(iv)  any senior unsecured Indebtedness of the Borrower or its Subsidiaries (other than any Foreign Subsidiary) may be repaid, prepaid, repurchased or redeemed for consideration (including any premium paid in connection therewith) in an aggregate amount not to exceed $150,000,000 so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repayment, repurchase or redemption, the Consolidated Secured Leverage Ratio is less than 1.75 to 1.00;

(v) any senior unsecured Indebtedness of the Borrower or its Subsidiaries (other than any Foreign Subsidiary) may be repaid, prepaid, repurchased or redeemed with the proceeds of any Incremental Term Loans  for consideration (including any premium paid in connection therewith) in an aggregate amount not to exceed $150,000,000 so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) after giving pro forma effect to such prepayment, repayment, repurchase or redemption, the Consolidated Secured Leverage Ratio is less than 1.75 to 1.00; and

(vi) any such Indebtedness in an aggregate principal amount not to exceed $75,000,000;

provided, that if the Group Member’s action or event meets the criteria of more than one of the types of payments described in the clauses above, the Borrower in its sole discretion may classify (and reclassify) such action or event in one or more clauses (including in part under one such clause and in part under another such clause), and

 (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes in a manner materially adverse to the Lenders or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Separation Agreement or the Tax Sharing Agreement in a manner materially adverse to the Lenders, it being understood that an increase of the obligations or potential liability of ABG resulting from any such amendment, modification or other change to the Separation Agreement or Tax Sharing Agreement shall not, in and of itself, be regarded as materially adverse to the Lenders.

7.9 Transactions with Affiliates.  Enter into any transaction (other than (i) transactions listed on Schedule 7.9, (ii) transactions permitted by Section 7.6, (iii) Investments permitted by Section 7.7(d), (o) and (v), (iv) Investments in joint ventures permitted by Section 7.7 and (v) issuances of Equity Interests, including any servicing agreement, purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms taken as a whole no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10 Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except sale-lease back transactions relating to Eligible Assets not in excess of $50,000,000 and without duplication of any such transactions permitted by Section 7.2.

7.11 Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower (other than a Securitization Entity) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary or assets imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or such assets other than the Senior Unsecured Note Indenture and such other agreements listed on Schedule 7.12 , (iii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred in accordance with the provisions of this Agreement, (iv) any documents relating to joint ventures to the extent that such joint ventures are not prohibited hereunder, (v) any agreement in effect at the time a Person became a Subsidiary or assets are first acquired pursuant to an Investment permitted under Section 7.7, so long as (x) such agreement was not entered into solely in contemplation of such Investment and (y) such encumbrance or restriction applies only to such Person and assets, (vi) any agreement, including with respect to Indebtedness, of a Foreign Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the assets of such Foreign Subsidiary or any Subsidiary of such Foreign Subsidiary and (vii) with respect to the restrictions in clause (c), (x) restrictions or conditions imposed by any agreement relating to secured debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such debt, and (y) customary provisions in leases, licenses or contracts restricting assignability or subleasing prohibit the granting of Liens on the rights contained therein; provided that loans made by the Borrower or any Subsidiary to any other Subsidiary that is a Securitization Entity or a partner or direct equity owner of a Securitization Entity may be subject to customary repayment restrictions required by the lenders to such Securitization Entity.

7.13 Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.14 Business Activities of Holdings.  In the case of Holdings, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Guarantee Obligations permitted pursuant to Section 7.2(c) and 7.2(i), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents (other than cash received from capital contributions to, or the issuance of Capital Stock by Holdings) other than the ownership of shares of Capital Stock of the Borrower.

7.15 Scheme Negative Covenants.  At all times during the Certain Funds Period and, to the extent applicable under the Scheme, at all times thereafter,

(a)  except as consented to by the the Administrative Agent in writing, increase, or propose an increase in, the price per share at which the Scheme is proposed or make any other acquisition of any Target Share above the initial Scheme price (and procure that no Person acting in concert (as defined by the Takeover Panel Act and the Takeover Code) with any of them shall acquire any Target share above the initial Scheme price), or otherwise increase the Acquisition Consideration, unless such increase is funded solely from either an additional equity contribution from ABG to the extent permitted to be used for such purpose or any other sources made available from other Group Members which are not funded through external borrowings;

(b) amend, vary, waive or otherwise modify the terms and conditions set out in the relevant Press Release or the Acquisition Documentation if such amendment, variation or waiver is material and prejudicial to the interests of the Lenders, except as consented to by the Administrative Agent (or by each applicable Lender, in accordance with Section 10.1(a), if such amendment, waiver or modification of the Press Release or the Acquisition Documentation affects the interest of such Lender in the manner set forth in clause (A) of Section 10.1(a)) in writing; provided that no such consent shall be required (i) to the extent required by the Panel on Takeovers and Mergers, the court or any other applicable law, regulation or regulatory body or (ii) for (in relation to an Offer) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 75% of the Target Shares to which the Offer relates; provided further that it is acknowledged and agreed that (A) any reduction in the price per share or any change in Acquisition Consideration would be material and prejudicial to the interests of the Lenders, and (B) that this clause (b) shall not apply to any waiver of Sections 2(a)(v) or 2(e)(excluding subclause (i)) of Part A of Part 3 of the Scheme Circular (collectively, the “Excluded Conditions”) (it being further understood, for the avoidance of doubt, that a waiver of an Excluded Condition shall in no way otherwise act as a waiver to any Certain Funds Default, Default or Event of Default arising out of the circumstances giving rise to the failure to satisfy such Excluded Condition);

(c) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Documentation) concerning the Loan Documents or the parties to the Loan Documents (other than the Loan Parties) in connection with the financing of the Acquisition without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) or unless required to do so by the Takeover Code or Panel on Takeovers and Mergers, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority; and

(d) become obliged, or permit any Person acting in concert (as defined in the Takeover Panel Act and the Takeover Code) with any of them to become obliged, to make an offer to the shareholders of the Target under Rule 9 of Part B of the Takeover Code.

(e) deliver more than one Conversion Notice to the Administrative Agent.

(f) in the case of an Offer, declare the Offer unconditional as to acceptances until Bidco has received valid acceptances of Target Shares in respect of an aggregate amount of not less than 75% of the Target Shares.

7.16 Specified Negative Covenants.  Immediately after the Commitment Effective Date, until the Successful Syndication, there shall be no competing issues of debt securities or commercial bank or other debt facilities in the capital markets or the syndicated bank market (other than the financings contemplated hereby, the Securities (and any other senior notes or debt securities issued in lieu of the Securities), the Incremental Term Loans, fleet vehicle financings and any interim financings in lieu thereof, any ordinary course of business bi-lateral financings  (including without limitation any overdrafts and any committed or uncommitted facilities or lines of credit; provided that such bi-lateral financings would not have a materially detrimental effect upon the primary syndication of this Facility) and any refinancing extension, renewal or replacement of the Existing Debt) by Holdings, the Borrower or any of their respective Subsidiaries being offered, placed or arranged, (including renewals or refinancing of any existing debt) in each case, if such debt securities or bank financing would have, in the reasonable good faith judgment of the Lead Arrangers, a materially detrimental effect upon the primary syndication of this Facility without the prior written consent of the Lead Arrangers and the Administrative Agent.

SECTION 8.                      EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or delivered; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.10(b) or Section 7 of this Agreement, or the Borrower shall default in the observance or performance in all material respects its obligations under the Fee Letter; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a)

through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness (x) the outstanding principal amount of which exceeds in the aggregate $50,000,000, (y) in the case of such Indebtedness which is Securitization Indebtedness (including AESOP Indebtedness), (1) an amortization or termination event pursuant to a securitization program prior to the end of the scheduled term or revolving period thereunder shall have occurred, (2) the Borrower and its Subsidiaries shall become unable to finance the purchase of vehicles and (3) the Borrower shall have failed, by the 45th day after the occurrence of an event referred to in clause (y)(1) and the expiration of all grace periods applicable thereto, to either (A) replace such securitization program with an alternative source of financing having terms not materially adverse to the Lenders from the program being replaced or having terms acceptable to the Required Lenders, or (B) obtain a waiver with respect to the occurrence of such event from the applicable required noteholders or lenders under such securitization program. Upon the entering into of any replacement facility referred to in clause (y)(1)(A), the Borrower shall deliver to the Administrative Agent a written officer’s certificate providing that the Borrower has sufficient vehicle financing arrangements available to it to carry-on its business activities consistent, in all material respects, with its past practices; or

(f) (i) any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than any Subsidiary which is not a Significant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than any Subsidiary which is not a Significant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group

Member (other than any Subsidiary which is not a Significant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than any Subsidiary which is not a Significant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the “minimum funding standard” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or be determined to be, or expected to be, “at risk” (within the meaning of Section 430 of the Code or Section 303 of ERISA), (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan (or any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA)) or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions in this clause (g), if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) [Reserved]

(j) the guarantees contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) the occurrence of a Change in Control;

provided that during the 30-day period following the Initial Funding Date (the “Clean-up Period”), if a matter or circumstance exists in respect of Target and/or any of its Subsidiaries which would constitute a breach of the representations and warranties or a breach of the covenants or a potential or actual Event of Default, that matter or circumstance will not constitute an Event of Default if (i) the matter or circumstance does not constitute (A) a Certain Funds Default or (B) an Event of Default which is not capable of being cured and (ii) reasonable steps are being taken to cure that matter or circumstance, unless such matter or circumstance (x) would have a Material Adverse Effect, (y) has been procured by the Borrower or (z) has not been remedied by the expiry of the Clean-up Period; provided, further, that the Clean-up Period shall not apply to any Default or Event of Default resulting from a breach under any Certain Funds Covenant, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.                      THE AGENTS

9.1 Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys–in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, e-mail, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Interim Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Interim Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Co-Documentation Agents and Co-Syndication Agents.  None of the Co-Documentation Agents or Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.                                MISCELLANEOUS

10.1 Amendments and Waivers.  (a)   Neither this Agreement nor any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive any principal amount or extend the final scheduled date of maturity of any Loan or extend the scheduled date of any amortization payment in respect of any Loan (for the purpose of clarity each of the foregoing not to include any waiver of a prepayment), reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Interim Loan Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement except as otherwise provided in the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Lender hereby irrevocably (x) authorizes the Administrative Agent to execute and deliver amendments to (and waivers of) this Agreement, any Specified Intercreditor Agreements and any documents relating thereto, in each case, on or after the Initial Funding Date in connection with the entry into the Second Lien Security Documents and any Specified Intercreditor Agreement (on behalf of, and without any further consent, authorization or other action by such Lender) and (y) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of any Specified Intercreditor Agreement, as if it were a signatory thereto and will take no actions contrary to the provisions of any Specified Intercreditor Agreement and (z) agrees that no Lender shall have any right of action whatsoever against Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this paragraph or in accordance with the terms of any Specified Intercreditor Agreement.  The Administrative Agent shall have the benefit of the provisions of Section 9 of this Agreement with respect to all actions referred to in this paragraph and all actions taken or omitted to be taken by it in accordance with the terms of any Specified Intercreditor Agreement to the full extent thereof.

(c) Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, without any further action or consent of any other party to any Loan Documents, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(d) Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent and the Lenders will (i) negotiate in good faith any amendment or modification to the Loan Documents (including, without limitation, any amendments to the representations and warranties, undertakings and events of default contained therein) which are requested by the Borrower following input from the management of the Target and its Subsidiaries on the anticipated operational requirement and flexibility of the Borrower and its Subsidiaries following completion of the Offer and the Transactions and (ii) use commercially reasonable efforts to execute any such documents required to implement any such amendment or modification.

10.2 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Avis Budget Holdings, LLC
6 Sylvan Way Parsippany, New Jersey 07054 Attention: David B. Wyshner
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Borrower:	Avis Budget Car Rental, LLC
6 Sylvan Way Parsippany, New Jersey 07054 Attention: David B. Wyshner
Telecopy: (973) 496-5080
Telephone: (973) 496-7938

Administrative Agent:	Morgan Stanley Senior Funding, Inc. 1 Pierrepont Plaza 7th Floor Brooklyn, New York 11201
Attn: Jane Chen Telephone: (718) 754-2034 Telecopy: (718) 233-1868

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Initial Funding Date (in the case of amounts to be paid on the Initial Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Lenders and of counsel to the Administrative Agent; provided, that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for the Lenders (unless there shall exist an actual conflict of interest among the Lenders) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of claims without the Borrower’s written consent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to taxes, which shall be governed exclusively by Section 2.19) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further, that that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for any Indemnitees (unless there shall exist an actual conflict of interest among such Indemnitees) in connection with any one action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or extra-judicial resolution of such Indemnitees’ claims without the Borrower’s written consent.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to David B. Wyshner (Telephone No.  973-496-7938) (Telecopy No. 973-496-5080), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Interim Loan Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Interim Loan Commitments or Loans, the amount of the Interim Loan Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Interim Loan Commitments of, and principal amount of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Interim Loan Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, and subject to paragraph (c)(ii) of this Section, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Interim Loan Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Interim Loan Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to receive any funds directly from the Borrower in respect of Sections 2.18, 2.19, 2.20 or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Borrower, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e) and (f) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

             (f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration.  This Agreement, the Fee Letter and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers.  Each of the Agents, Lenders, Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided, however, that nothing in this Section 10.12(e) shall limit or otherwise impair the obligations of the Borrower under Section 10.5.

10.13 Judgment.  The obligations of the Borrower in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due under such judgment to such party in the original currency, the Borrower, as the case may be, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Borrower such excess.  The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the obligations of the Borrower under this Agreement and the other Loan Documents.

10.14 Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(f) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(g) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings or the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(h)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings or the Borrower and the Lenders.

10.15 Releases of Guarantees.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than any unasserted contingent indemnification obligations) shall have been paid in full and the Interim Loan Commitments have been terminated, the Guarantee Agreement and all obligations (other than those expressly stated to survive such termination) of each Loan Party under the Guarantee Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.16 Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Borrower if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Borrower if reasonably feasible and not otherwise prohibited, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any other self-regulatory body or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.17 WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO, INCLUDING HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act.  Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

By	AVIS BUDGET HOLDINGS, LLC /s/ David T. Calabria
Name:David T. Calabria Title: Vice President and Assistant Treasurer

By	AVIS BUDGET CAR RENTAL, LLC /s/ David T. Calabria
Name:David T. Calabria Title: Vice President and Assistant Treasurer

By	MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Co-Syndication Agent and as a Lender /s/ Justin Kotzin
Name: Justin Kotzin Title: Authorized Signatory

By	CITIBANK, N.A., as Co-Syndication Agent and as a Lender /s/ Justin Tichauer
Name: Justin Tichauer Title: Vice President

By	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Co-Documentation Agent and as a Lender /s/ Michael Madnick
Name: Michael Madnick Title: Managing Director

By	/s/ Yuri Muzichenko
Name: Yuri Muzichenko Title: Director

By	THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and as a Lender /s/ David L. Mahmood
Name: David L. Mahmood Title: Managing Director

By	THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and as a Lender /s/ James Welch
Name: James Welch Title: Director